UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-12
EMERSON ELECTRIC CO.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
________________________________________________________________________________________________

(5)	Total fee paid:
________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:

________________________________________________________________________________________________

(3)	Filing Party:

________________________________________________________________________________________________

(4)	Date Filed:

________________________________________________________________________________________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

St. Louis, Missouri
December 13, 2013

TO THE STOCKHOLDERS OF
EMERSON ELECTRIC CO.:

The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri 63136 on Tuesday, February 4, 2014, commencing at 10:00 a.m. Central Standard Time.  At the meeting, record holders of common stock at the close of business on November 26, 2013 will be entitled to vote on the following matters:

1.	To elect as directors the six Directors named in the attached proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

4.	To vote upon the stockholder proposals described in the accompanying proxy statement if properly presented at the meeting; and

5.	To transact such other and further business, if any, as lawfully may be brought before the meeting.

EMERSON ELECTRIC CO.

By
Chairman of the Board and
Chief Executive Officer

Secretary
Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.
IMPORTANT
Please note that a ticket is required for admission to the meeting. If you plan to attend in person and are a stockholder of record, please check the box on your proxy card and bring the tear-off admission ticket with you to the meeting. If your shares are held by someone else (such as a broker) please bring with you a letter from that firm or an account statement showing you were a beneficial holder on November 26, 2013.

EMERSON ELECTRIC CO.
8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 4, 2014
This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Standard Time on February 4, 2014 at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri 63136 and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about December 13, 2013. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2013 accompanies this proxy statement.
If you plan to attend and have a disability which requires accommodation at the meeting, please call 314-553-2197. Requests must be received by January 15, 2014. If you have questions regarding admission or directions to the Annual Meeting of Stockholders, please call 314-553-2197.
Stockholders can simplify their voting and save Emerson expense by voting by telephone or by Internet. If you vote by telephone or Internet, you need not mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.
If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm’s voting processes. If you choose not to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR the nominees for Director in Proposal 1, FOR the approval of the Company’s executive compensation in Proposal 2, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm in Proposal 3, and AGAINST the stockholder proposals in Proposals 4, 5 and 6, and will otherwise be voted in the discretion of the proxies. The Company knows of no reason why any of the nominees for Director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.
You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given, or change your vote cast, by telephone or Internet, you must do so by telephone or Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on February 3, 2014.
The close of business on November 26, 2013 was fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 705,115,761 shares of our common stock, par value $0.50 per share. The holders of the common stock will be entitled on each matter to one vote for each share of common stock held of record on the record date. There is no cumulative voting with respect to the election of Directors.
This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies at an estimated cost of $13,000 plus expenses. In addition, solicitation of proxies may be made by additional mailings, electronic mail, telephone or in person by Directors, officers or regular employees of the Company.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on February 4, 2014. This proxy statement, form of proxy and our Annual Report to Stockholders are available at www.proxyvote.com. You will need to input the Control Number, located on the proxy card, when accessing these documents.

I. ELECTION OF DIRECTORS
Nominees and Continuing Directors
The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Six Directors of the Company are to be elected for terms ending at the Annual Meetings specified below, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as Directors proposed by the Company, as well as the other Directors whose terms of office as Directors will continue after the Annual Meeting, is set forth below, including directorships held by each nominee at other public companies in the last five years. This information also includes each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director. All of the nominees meet the Board membership criteria described on page 11 under “Nomination Process.” The Board of Directors unanimously recommends a vote “FOR” each nominee indicated below.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since
NOMINEES FOR TERMS ENDING IN 2017
D. N. Farr, 58	2000
Chairman of the Board and Chief Executive Officer of Emerson

He is also a Director of International Business Machines Corporation and a former Director of Delphi Corp.

Mr. Farr’s qualifications to serve on the Board also include his leadership, international and planning experience as former Chief Operating Officer of Emerson; former Executive Vice President and Business Leader, Emerson Process Management; former CEO of Astec International, a Hong Kong based Emerson subsidiary; former President, Ridge Tool Company subsidiary of Emerson; and former Vice President, Emerson Corporate Planning and Development.

H. Green, 52	2008
Group Chief Executive Officer of Thomas Cook Group plc, a leisure travel company

She is also a Non-Executive Director of BAE Systems plc.

Ms. Green’s qualifications to serve on the Board also include her strategic business turnaround leadership experience, which includes harnessing the power of technology and the web to drive the profitable transformation of Premier Farnell plc, a leading high service technology distributor where she served as Chief Executive Officer until June 2012. This experience is further complemented by her Non-Executive Directorship of BAE Systems plc and the global leadership experience gained on four continents for Arrow Electronics where she formerly held a number of executive positions, including President of Asia-Pacific, Head of Worldwide Marketing and Head of Global Strategy. She is also a former Managing Director of The Macro Group, a United Kingdom semiconductor distributor.

C. A. Peters, 58	2000
Senior Executive Vice President of Emerson

Mr. Peters’ qualifications to serve on the Board also include his leadership, technology and planning experience as former Senior Vice President-Growth Programs of Emerson; former Vice President-Development and Technology of Emerson; former Vice President-Strategic Planning of Emerson; former President, Harris Calorific business unit of Emerson; and former Director of Strategic Planning of Emerson’s Skil Corporation subsidiary.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since
J. W. Prueher, 71	2001
Admiral, U.S. Navy (Retired), and Former U.S. Ambassador to the People’s Republic of China

He is also a Director of The New York Life Insurance Company, Armada Hoffler LLC and Fluor Corporation. He is a former Director of Bank of America Corporation, Merrill Lynch & Co., Inc., Dyncorp International, Inc. and Amerigroup Corporation.

Admiral Prueher’s qualifications to serve on the Board also include extensive experience with strategic planning and leading large, complex organizations, his knowledge of and experience with the People’s Republic of China, and his leadership, government and international experience as former Commander-in-Chief of the U.S. Pacific Command; former Commandant of the U.S. Naval Academy; and former professor and Schlesinger Chair at the University of Virginia, Miller Center.

NOMINEES FOR TERMS ENDING IN 2015(1)

A. A. Busch III, 76	1985
Retired Chairman of the Board of Anheuser-Busch Companies, Inc., brewery, container manufacturer and theme park operator

He is also a former Director of AT&T Inc.

Mr. Busch’s qualifications to serve on the Board also include his leadership and international experience as former Chief Executive Officer and President of Anheuser-Busch Companies and broad experience as a director of large public companies.

J. S. Turley, 58	2013
Retired Chairman of the Board and Chief Executive Officer, Ernst & Young, professional services organization

He also is a Director of Citigroup, Inc.

Mr. Turley's qualifications to serve on the Board include his leadership and expertise in audit and financial reporting as Chairman and Chief Executive Officer of Ernst & Young. He also serves on the Board of Directors and as an officer of the Boy Scouts of America, on the Board of Trustees for Rice University, and on the Board of Citigroup, Inc.

TO CONTINUE IN OFFICE UNTIL 2016
C. A. H. Boersig, 65	2009
Retired Chairman of the Supervisory Board of Deutsche Bank AG, a global investment bank

He is also a Member of the Supervisory Board of Daimler AG, Linde AG, and Bayer AG.

Dr. Boersig’s qualifications to serve on the Board include his service as former Chairman of the Supervisory Board of Deutsche Bank AG, and his leadership, financial and international experience as a member of the Supervisory Boards and various Board committees of Bayer AG, Daimler AG and Linde AG; former member of the Management Boards of Deutsche Bank and RWE AG; former Chief Financial Officer and Chief Risk Officer of Deutsche Bank; and former Chief Financial Officer of RWE.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since
J. B. Bolten, 59	2012
Co-Founder and Managing Director of Rock Creek Global Advisors, LLC, an international advisory firm

He is also a Member of the International Advisory Board of BP plc.

Mr. Bolten’s qualifications to serve on the Board also include his financial, leadership, and governmental experience as former White House Chief of Staff to President George W. Bush; former Director of the Office of Management and Budget; former White House Deputy Chief of Staff; former General Counsel to the U.S. Trade Representative; and former Chief Trade Counsel to the U.S. Senate Finance Committee, and experience on the Boards of the U.S. Holocaust Memorial Museum, the ONE Campaign and the Clinton Bush Haiti Fund.

M. S. Levatich, 48	2012
President and Chief Operating Officer of Harley-Davidson Motor Company, Inc., a manufacturer of motorcycles and related products

Mr. Levatich’s qualifications to serve on the Board also include his extensive manufacturing, global marketing and management experience as a Harley-Davidson executive, including his service as former President and Managing Director of MV Agusta Motor S.p.A., a subsidiary of Harley-Davidson, Inc.; and as former Vice President and General Manager, Parts & Accessories and Custom Vehicle Operations of Harley-Davidson, Inc.

R. L. Stephenson, 53	2006
Chairman, Chief Executive Officer and President of AT&T Inc., telecommunications provider

Mr. Stephenson’s qualifications to serve on the Board also include his leadership, technology, operating and financial experience as former Chief Operating Officer and Chief Financial Officer of AT&T Inc.; and as former Chief Operating Officer of SBC Communications Inc.

TO CONTINUE IN OFFICE UNTIL 2015
A. F. Golden, 67	2000
Partner of Davis Polk & Wardwell, lawyers

Mr. Golden’s qualifications to serve on the Board include his leadership, international and industry experience heading Davis Polk teams in private and governmental litigation; representing large multinational companies in corporate governance matters and acquisition-related transactions; counseling multinational companies on antitrust matters; and as a former member of his firm’s Management Committee. He also serves on the Board of Trustees of Rensselaer Polytechnic Institute.

W. R. Johnson, 64	2008
Retired Chairman, President and Chief Executive Officer of H. J. Heinz Company, a global packaged food manufacturer

He is also a Director of United Parcel Service, Inc.

Mr. Johnson’s qualifications to serve on the Board also include his leadership, international, operating and marketing experience as retired Chairman, President and Chief Executive Officer of H. J. Heinz, former Senior Vice President of H. J. Heinz responsible for Heinz operations in the Asia-Pacific area; former Chief Operating Officer of H. J. Heinz; and former Vice President of Marketing for Heinz ketchup, foodservice and sauces.

 __________

(1)
Pursuant to the Company’s Bylaws, a person may not stand for election or re-election as a Director after attaining the age of 72, provided that the Bylaws permit Mr. Busch to stand for election to the Board for an additional one year term ending at the Company’s Annual Meeting on February 3, 2015. Mr. Turley is being elected only for a one year term in order to rebalance the classes of Directors.

Each of the nominees and continuing Directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

•	Dr. Boersig retired as Chairman of the Supervisory Board of Deutsche Bank AG in May 2012.

•
Mr. Bolten was a Visiting Professor at Princeton University’s Woodrow Wilson School of Public and International Affairs from 2009 to 2011. Mr. Bolten also served as President George W. Bush’s Chief of Staff from 2006 to 2009.

•	Prior to becoming Group Chief Executive Officer of Thomas Cook Group plc, Ms. Green was President, Chief Executive Officer and a Director of Premier Farnell plc from April 2006 to June 2012.

•	Mr. Johnson retired as Chairman, President and Chief Executive Officer of H.J. Heinz Company in June 2013.

•	Mr. Levatich served as President and Managing Director of MV Agusta Motor S.p.A., a subsidiary of Harley-Davidson, Inc., from 2008 to 2009.

•	Mr. Turley served as Chairman and Chief Executive Officer of Ernst & Young from 2001 through June 30, 2013.

Stock Ownership of Directors, Executive Officers and 5% Beneficial Owners
The following table shows the number of shares of the Company’s common stock that are beneficially owned by the Directors, by each of the named executive officers in the Summary Compensation Table, and by all Directors and executive officers as a group as of September 30, 2013. No person reflected in the table owns more than 0.5% of the outstanding shares of Emerson common stock.

Name	Total Shares of Emerson Common Stock Beneficially Owned(1)(2)
C. W. Ashmore(3)	369,624
C. A. H. Boersig	12,576
J. B. Bolten	4,608
A. A. Busch III(4)	248,586
F. J. Dellaquila(5)	324,424
D. N. Farr(6)	2,395,917
A. F. Golden	44,070
H. Green	13,623
W. R. Johnson	16,149
M. S. Levatich	3,439
E. L. Monser	609,752
C. A. Peters(7)	969,874
J. W. Prueher	29,207
F. L. Steeves	285,807
R. L. Stephenson	20,580
J. S. Turley	1,272
All Directors and Executive Officers as a group (17 persons) (8)(9)	5,439,526
__________________________

(1)
Under rules of the Securities and Exchange Commission (“SEC”), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except for the following shares of restricted stock over which the person named has no investment power: Mr. Farr-340,000; Mr. Ashmore, former Executive Vice President-Planning and Development-55,000; Mr. Dellaquila, Executive Vice President and Chief Financial Officer-45,000; Mr. Monser, President and Chief Operating Officer-45,000; Mr. Peters-80,000; Mr. Steeves, Executive Vice President, Secretary and General Counsel-25,000; Dr. Boersig-3,450; Mr. Bolten-4,608; Mr. Busch-2,199; Mr. Golden-28,114; Ms. Green-4,497; Mr. Johnson-13,931; Mr. Levatich-3,439; Adm. Prueher-26,926; Mr. Stephenson-18,224; Mr. Turley -1,272; and all Directors and executive officers as a group-721,660 shares. Also includes 9,126 restricted stock units held by each of Dr. Boersig and Ms. Green, over which they have no voting or investment power.

(2)
As required by SEC rules, includes the following shares which such persons have, or will have within 60 days after September 30, 2013, the right to acquire upon the exercise of employee stock options: Mr. Farr-621,287; Mr. Ashmore-210,000; Mr. Dellaquila-125,000; Mr. Monser-410,000; Mr. Peters-220,000; and Mr. Steeves-200,000. Also includes 9,126 restricted stock units held by each of Dr. Boersig and Ms. Green.

(3)
Includes 1,954 shares held in the Emerson Directors’ and Officers’ Charitable Trust over which Mr. Ashmore exercises investment power but has no financial interest. Mr. Ashmore resigned from the Company on November 11, 2013.

(4)	Includes 1,200 shares held by Mr. Busch as co-trustee of two trusts, as to which Mr. Busch shares voting and investment power and disclaims beneficial ownership.

(5)
Includes 10,462 shares held by the spouse and/or the child of Mr. Dellaquila. Also includes 56,486 shares held by the FJD Gift Trust, a grantor trust for Mr. Dellaquila with Mr. Dellaquila's spouse and descendants as beneficiaries and Mr. Dellaquila as trustee. Also includes 75,315 shares held by the SRD Gift Trust, a grantor trust for Mr. Dellaquila's spouse with Mr. Dellaquila's descendants as beneficiaries and Mr. Dellaquila and his spouse as trustees.

(6)
Includes 432,942 shares held by the spouse and/or children of Mr. Farr. Includes 32,055 shares held in the Emerson Directors’ and Officers’ Charitable Trust over which Mr. Farr exercises investment power but has no financial interest.

(7)
Includes 446,150 shares pledged as security to a commercial bank. For a further discussion of Mr. Peters’ pledged shares and Company policies with respect to pledging, see “Alignment with Stockholder Interests” on page 27.

(8)
Includes 1,814,287 shares of common stock which executive officers have, or will have within 60 days after September 30, 2013, the right to acquire upon exercise of employee stock options. Also includes 9,126 restricted stock units held by each of Dr. Boersig and Ms. Green. Shares owned as a group represent less than 1% of the outstanding common stock of the Company.

(9)
Includes 90,018 shares beneficially owned by one other executive officer of the Company, of which 25,000 shares are shares of common stock over which the other executive officer has no investment power and 28,000 are shares of common stock which the other executive officer has, or will have within 60 days after September 30, 2013, the right to acquire upon exercise of employee stock options.

The following table lists the beneficial ownership of each person holding more than 5% of Emerson's outstanding common stock as of September 30, 2013 based on a review of filings with the SEC on Schedule 13G.

Name and Address	Total Shares of Emerson Common Stock Beneficially Owned	Percent of Class
The Vanguard Group (1)	37,740,401	5.34%
100 Vanguard Blvd., Malvern, PA 19355

BlackRock, Inc. (2)	37,123,952	5.25%
40 East 52nd Street, New York, NY 10022
__________________________

(1)
The Vanguard Group filed a Schedule 13G on February 12, 2013 with the SEC indicating that it has beneficial ownership of 37,740,401 shares, including sole voting power over 1,271,086 shares, sole dispositive power over 36,487,719 shares and shared dispositive power over 1,252,682 shares of the Company’s outstanding stock.

(2)	BlackRock, Inc. filed a Schedule 13G on January 30, 2013 with the SEC indicating that it has beneficial ownership of 37,123,952 shares.
The Company is not aware of any other shareholders who beneficially own more than 5% of its outstanding common stock.
Corporate Governance
The Company’s Corporate Governance Principles and Practices and the charters of all Board committees are available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance. The foregoing documents are available in print to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary.

There were eleven meetings of the Board of Directors during fiscal 2013. All of the Directors attended at least 75% of the meetings of the Board and committees on which they served, other than Messrs. Johnson and Fernandez for the reasons noted below. Directors are strongly encouraged to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending, although the Company has no formal, written policy requiring such attendance. In 2013, with the exception of Messrs. Johnson and Fernandez, for the reasons noted below, all of the Directors attended the Annual Meeting of Stockholders.
Mr. Johnson was unable to attend five Board meetings and one committee meeting due to his participation in urgent Heinz business matters in connection with the sale of the company, which are not expected to recur. Mr. Johnson has attended 92% of Board and committee meetings during his tenure as a Director of the Company, and did not miss any Board or Committee meetings prior to 2013.
On April 2, 2013, the Board of Directors adopted an amendment to the Company's Bylaws to allow the Board of Directors, upon good cause shown and by a vote of the majority of the Directors, to grant a leave of absence to a Director for a specified period of time not to exceed one year. Recognizing that Mr. Fernandez would be engaged in time-sensitive and time-consuming matters related to his business interests in Grupo Modelo, pursuant to this Bylaw Amendment, the Board granted Mr. Fernandez a leave of absence from the Board from April 1, 2013 until the first meeting of the Board after September 30, 2013. Mr. Fernandez resigned from the Board of Directors effective September 30, 2013.
The Board of Directors has appointed a Discussion Leader who chairs regularly scheduled meetings of non-management Directors, as provided in the Company’s Corporate Governance Principles and Practices. The Discussion Leader position rotates annually among the Chairs of each of the independent Board committees.
Stockholders and other interested persons may contact the Discussion Leader in writing c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary. All such letters will be forwarded promptly to the Discussion Leader.
Stockholders may communicate with any of our Directors by sending a letter to the Director, c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary. All such letters will be forwarded promptly to the relevant Director.
Board Leadership Structure and Role in Risk Oversight
The Board believes that it should have the flexibility to make the determination of whether the same person should serve as both the Chief Executive Officer and Chairman of the Board at any given point in time, or if the roles should be separate. In the past the Company has combined the functions of Chairman of the Board with those of Chief Executive Officer and has also separated those functions. The Board determines whether to combine or separate those functions based on what it believes will provide appropriate leadership for the Company at the time. The Board believes that its current leadership structure, with Mr. Farr serving as both Chief Executive Officer and as Chairman of the Board, as well as Chair of our Executive Committee, is appropriate given Mr. Farr’s past success and extensive experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman, the Company’s strong corporate governance structure and the Company’s financial success under Mr. Farr’s leadership. As a result, our Bylaws currently require that our Chairman shall also be our Chief Executive Officer. The Board has not found it necessary to designate a “Lead Director” from among the non-management Directors. However, as discussed above, the Board does have an annual rotation of independent Directors who serve as Discussion Leaders to preside at meetings of non-management Directors. The Chairman and Chief Executive Officer consults periodically with the Discussion Leader and the Chairs of our other Board committees, all of whom are independent, on Board matters and on issues facing the Company. In addition, the Discussion Leader presides at an executive session of non-management Directors at each regularly scheduled Board meeting.
The Board as a whole has responsibility for the oversight of the Company’s risk management process. This process is designed to provide to the Board timely visibility into the identification, assessment and management of critical risks. The Audit Committee assists the Board by annually reviewing and discussing with management this process and its functionality. The areas of critical risk include strategic, operational, compliance, environmental and financial risks. The full Board, or the appropriate committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management process. Information brought to the attention of the committees can then be shared with the full Board, as appropriate.
Director Independence
The Board has determined that the following Directors are independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange: C. A. H. Boersig, J. B. Bolten, A. A. Busch III, A. F. Golden, H. Green, W. R. Johnson, M. S. Levatich, J. W. Prueher, R. L. Stephenson, and J. S. Turley. R. L. Ridgway retired from the Board of Directors at the 2013 Annual Meeting and C. Fernandez G. resigned from the Board of Directors effective

September 30, 2013. Ms. Ridgway and Mr. Fernandez were determined to be independent Directors during their respective terms on the Board.
All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board to assist it in making determinations of Director independence. A copy of these standards appears under the caption “Emerson Director Independence Standards” in Appendix A attached to this proxy statement and is available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.
In the course of the Board’s determination regarding independence of each non-management Director, it considered any transactions, relationships and arrangements as required by the Company’s independence standards. In particular, with respect to each of the three most recently completed fiscal years, the Board considered for:

•
Messrs. Fernandez, Johnson, Levatich and Stephenson and Ms. Green, the annual amount of sales to Emerson by the company which the Director serves or served as an executive officer, and purchases by that company from Emerson, and determined that in each case the amounts of such sales and purchases were less than 0.13% of such other company’s annual revenues and therefore in each case were immaterial and well below the threshold set in the Emerson Director Independence Standards.

•
Dr. Boersig, the annual amount of compensation earned by the bank of which he was a director from business with Emerson, and sales by Emerson to such bank, and determined that the amounts of such compensation and sales were less than 0.002% of such bank’s annual revenues and therefore were immaterial and well below the threshold set in the Emerson Director Independence Standards.

•
Mr. Stephenson, the immediate family member employed by our independent registered public accounting firm and determined that such person was not a partner of such firm and did not participate in the audit of Emerson or provide any other services to Emerson.

•
Mr. Turley, his prior service as Chairman of the Board and Chief Executive Officer of Ernst & Young, which provides internal audit services to Emerson, during which he did not personally work on Emerson's internal audit.

•
Mr. Golden, the annual amount paid by Emerson to the law firm of which he is a partner, and determined that the amount of such payments was less than 0.06% of such firm’s annual revenues and therefore was immaterial and well below the threshold set in the Emerson Director Independence Standards.

•
Mr. Golden, Adm. Prueher and Ms. Ridgway, the annual amount of contributions by Emerson to charitable organizations for which the Director serves as a director, officer or trustee, and determined that such contributions were immaterial (less than 0.05%, 0.2% and 0.6% of each charity's annual revenues, respectively) and were well below the threshold set in Emerson Director Independence Standards.

Review, Approval or Ratification of Transactions with Related Persons
We review all transactions and relationships in which the Company and any of our Directors, nominees for Director or executive officers, or any of their immediate family members, are participants, to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the Directors and executive officers about related person transactions, and for determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed as required.
Pursuant to these processes, all Directors and executive officers annually complete, sign and submit a Director and Executive Officer Questionnaire and a Conflict of Interest Questionnaire that are designed to identify related person transactions and both actual and potential conflicts of interest. We also make inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our Directors or executive officers also serve as directors or executive officers. Under the Company’s Code of Business Ethics, if an actual or potential conflict of interest affects an executive officer, he or she is required to immediately disclose all the relevant facts and circumstances to the Company’s Ethics Committee. If the Ethics Committee determines that there is a conflict, it will refer the matter to the Board of Directors, which will review the matter to make a determination as to whether a conflict exists, and, if so, the appropriate resolution. If an actual or potential conflict of interest affects a Director, he or she is required to immediately disclose all the relevant facts and circumstances to the Board of Directors, which likewise will review the matter to make a final determination as to whether a conflict exists, and, if so, the appropriate resolution.
The Company has a written Code of Business Ethics applicable to all Directors and executive officers of the Company that prohibits Directors and executive officers from entering into transactions, or having any relationships, that would result in a conflict of interest with the interests of the Company. Waivers of the Code of Business Ethics for Directors and executive officers may only be granted by the Board of Directors. The Code of Business Ethics can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

Certain Business Relationships and Related Party Transactions
Based on the review described above, there were no transactions from October 1, 2012 through the date of this proxy statement, and there are no currently proposed transactions, in which the Company was or is to be a participant, in which the amount involved exceeded $120,000 and in which any of the Company’s Directors or executive officers or any of their immediate family members, or any beneficial holder of more than 5% of our common stock, either had or will have a direct or indirect material interest.
Board of Directors and Committees
The members of the Board are elected to various committees. The standing committees of the Board (and the respective Chairs) are: Executive Committee (Farr), Audit Committee (Busch), Compensation Committee (Stephenson), Corporate Governance and Nominating Committee (Bolten) and Finance Committee (Boersig).
Audit Committee
The Audit Committee met four times in fiscal 2013. The members of the Audit Committee are A. A. Busch III, Chair, J. B. Bolten, H. Green, M. S. Levatich, and J. S. Turley, all of whom are independent. The functions of the Audit Committee are described under “Report of the Audit Committee” at page 15 below. The Board has determined that all of the Audit Committee members are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 (the “Exchange Act”) and rules thereunder, as incorporated into the listing standards of the New York Stock Exchange. The Board has also determined that H. Green and J. S. Turley are Audit Committee Financial Experts as that term is defined in the rules issued pursuant to the Sarbanes-Oxley Act of 2002. See the “Report of the Audit Committee” at page 15 below.
Compensation Committee
The Compensation Committee met six times in fiscal 2013. The Compensation Committee Charter requires that the Committee be comprised of at least three Directors. The current Compensation Committee members are R. L. Stephenson, Chair, C. A. H. Boersig, W. R. Johnson, M. S. Levatich and J. W. Prueher. The Board has determined that, as required by the Committee Charter, each of the members of the Compensation Committee meets applicable independence requirements, including the enhanced independence standards of the New York Stock Exchange, and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “non-employee director” under Rule 16b-3 of the Exchange Act.
The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives and produces the Committee’s report on executive compensation included in the Company’s annual proxy statement. Among other things, the Committee (1) approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates CEO performance and reviews and sets his compensation; (2) approves elements of compensation and oversees the evaluation process for all officers; (3) oversees the Company’s equity incentive plans and the adoption, amendment or termination of benefit plans; and (4) monitors and keeps current the Senior Management Succession Plan.
The Compensation Committee operates under a written charter that details the scope of authority, composition and procedures of the Committee. The Committee may, when appropriate in its discretion, delegate authority with respect to specific matters to one or more members, provided that all decisions of any such members are presented to the full Committee at its next scheduled meeting. For a discussion of delegations of authority the Committee has made to the Chief Executive Officer, see “Equity Compensation Grant Practices” at page 30 below. The Committee reports to the Board of Directors regularly, reviews and reassesses the adequacy of its Charter at least annually and conducts an annual evaluation of its performance.
For fiscal 2013, the Compensation Committee reviewed management’s process for assessing risk in the Company’s compensation programs for its employees, including the Company’s executive compensation program and practices. The Committee also reviewed management’s longstanding internal process and controls for compensation programs for employees who do not participate in the executive compensation program. The Committee accepted the result of these reviews that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business. Please see “Alignment with Stockholder Interests” on page 27 for additional information.
Role of Executive Officers and the Compensation Consultant
Executive Officers
As described in “Compensation Discussion and Analysis — Setting Total Compensation” on page 21, our Chief Executive Officer reviews recommendations of management and makes recommendations to the Committee regarding total compensation to be paid to the Company’s executive officers other than himself. Management also develops and presents to the Committee recommendations for the design of compensation programs.

The Committee has unrestricted access to management. It may also request the participation of management or the Committee’s independent consultant at any meeting or executive session. Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation, by the Vice President-Executive Compensation, who leads some of the discussions regarding the Company’s compensation programs, and the Committee’s independent consultant. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management Directors only.
Compensation Consultant
The Committee has sole discretion, at Company expense, to retain and terminate compensation consultants, independent legal counsel or other advisors, including sole authority to approve the fees and retention terms for such advisors, if it determines the services of such advisors to be necessary or appropriate. Any Committee member may request the participation of independent advisors at any meeting. Management engages Frederic W. Cook & Co., Inc. to assist the Company in its executive compensation program design and competitive pay analysis. The Committee reviews this information in determining compensation for the named executive officers. Since fiscal 2011, the Committee has engaged Exequity LLP (“Exequity”) as its independent consultant. Exequity reports directly to the Committee and performs services as directed by the Committee. In 2013, Exequity reviewed our comparator group companies, the compensation of our Chief Executive Officer and the other named executive officers, and our long-term equity incentive program award levels. Exequity does not provide any other services to the Company. See also “Competitive Market Pay Information and Philosophy” on page 20.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee met six times in fiscal 2013. The members of the Committee are J. B. Bolten, Chair, H. Green, R. L. Stephenson, and J. S. Turley, all of whom are independent. The Corporate Governance and Nominating Committee reviews the Company’s corporate governance matters and principles and independence standards; oversees the annual self-evaluation by the Board and its committees; discharges the Board’s responsibilities related to compensation of Directors; identifies and evaluates individuals for Board and committee membership and Chairs; makes recommendations to the Board concerning the selection of Director nominees; makes recommendations as to the size and composition of the Board and its committees; and approves and/or reviews the Company’s conflict of interest policies, codes of ethics, political activities and compliance with laws and regulations, and oversees management’s implementation thereof. For a description of the process used by the Committee in evaluating and recommending Director nominees, see “Nomination Process” below.
Nomination Process
The Corporate Governance and Nominating Committee regularly reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee may consider nominees submitted by several sources, including current Board members, management of the Company, director search firms, stockholders or other persons.
In evaluating possible Director nominees, the Committee considers the knowledge, experience, integrity and judgment of possible candidates, their potential contribution to the diversity of backgrounds, experience and skills of the Board, and their ability to devote sufficient time and effort to their duties as Directors. The Company’s Statement of Corporate Governance Principles and Practices sets forth the minimum qualifications for Director nominees which include, among other criteria determined by the Board, senior management experience in business, government and/or other relevant organizations. Important experience includes the field of manufacturing, international exposure and Board membership with major organizations. Pursuant to the Company’s Bylaws, a Director may not stand for election or re-election as a Director after attaining the age of 72, provided that the Bylaws permit Mr. Busch to stand for election to the Board for an additional one year term ending at the Company’s Annual Meeting on February 3, 2015.
It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion, disability, age or sexual orientation. However, in conducting its assessment of Director candidates the Company will consider diversity (including, but not limited to, race, gender, national origin, religion, disability, age or sexual orientation) and such other factors as it deems appropriate given the then current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. The Company seeks a diversity of viewpoints to better understand the technical, economic, political and social environments in which it operates. This policy is implemented by using existing Board members and outside agencies to actively seek qualified candidates. The Company’s success in seeking a diversity of viewpoints is measured by the range of viewpoints represented on the Company’s Board.
The Committee evaluates Director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified Director nominees with the Board. The Committee evaluates candidates that meet the Director criteria, and the Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board. Mr. Turley, who is standing for election to the Board for the first time, was recommended to the Committee by the Chair of the Compensation Committee. From time to time, the Company retains an independent search firm to assist the Committee in identifying potential candidates for Board membership and in evaluating their qualifications and availability.
The Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations in “IX. Stockholders’ Proposals” at page 51 below. The Secretary will send properly submitted stockholder recommendations to the Committee. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means. The Committee also may, in its discretion, consider candidates otherwise recommended by stockholders without accompanying biographical information, if submitted in writing to the Secretary.
In addition, the Company’s Bylaws permit stockholders to nominate Directors at an annual meeting of stockholders or at a special meeting at which Directors are to be elected in accordance with the notice of meeting. The procedures for making such nominations are discussed in “IX. Stockholders’ Proposals” at page 51 below.
Processes and Procedures for Determination of Director Compensation
The Corporate Governance and Nominating Committee annually reviews compensation of the Company’s Directors, as well as the Company’s compensation practices for Directors, and makes recommendations to the Board regarding these matters. The Board makes the final determinations as to Director compensation and compensation practices.
To assist the Committee in performing these duties, Company management periodically engages an outside consultant to prepare a study of outside director compensation trends and best practices in the competitive market, and to make recommendations as to the compensation of the Company’s non-management Directors. Management presents these recommendations to the Committee for its consideration. Frederic W. Cook & Co. was engaged to prepare this study for fiscal 2013.
Director Compensation
Directors who are employees of the Company do not receive any compensation for service on the Board. Each non-management Director is currently paid an annual retainer, a portion of which is paid in cash and a portion of which is paid in restricted stock or restricted stock units, and fees of $1,500 plus expenses for attendance at each Board meeting. In fiscal 2013, the cash portion of the annual retainer, which is paid on a monthly basis, was $80,000. The amount of the annual retainer paid in restricted stock and/or restricted stock units each year is determined by or upon the recommendation of the Corporate Governance and Nominating Committee. For fiscal 2013, non-management Directors received $125,000 in restricted stock or restricted stock units. See footnote (2) to the Director Compensation table below.
Our non-management Directors are required to hold all of the restricted stock and restricted stock units awarded for Board service until retirement. As a result, such awards generally do not vest and the stock cannot be sold until the last day of a Director’s term after the age of 72 or earlier death, disability or a change of control of the Company. If a Director’s tenure on the Board ends for any other reason, the vesting of the award is in the discretion of the Committee. If the restrictions on the awards do not lapse, such awards will be forfeited to the Company. This is consistent with our recently adopted Director Stock Ownership Policy which sets an ownership threshold of Emerson stock equal to five times annual cash compensation. As a result of these restrictions, the amount of stock and units held by a Director generally reflects the length of time that a Director has served on the Board. Non-management Directors receive dividends with respect to restricted stock and dividend equivalents with respect to restricted stock units. Dividend equivalents may be paid out regularly or deferred until final settlement, with interest compounding quarterly at a rate determined by the Committee, but in any event no greater than 120% of the applicable federal long-term rate. Restricted stock awards are entitled to voting rights; restricted stock units are not.
In fiscal 2013, each committee Chair was paid an annual retainer of $15,000, except for the Chair of the Audit Committee who was paid an annual retainer of $20,000, and each committee member was paid $1,500 plus expenses for attendance at each committee meeting.
Directors may elect to defer all or a part of their cash compensation under the Company’s Deferred Compensation Plan for Non-Employee Directors. Under the plan, which has existed since 1982, such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. Under the rules of the SEC, interest on deferred compensation is considered above-market only if the rate of interest exceeds 120% of the applicable federal long-term rate. During fiscal 2013, the Bank of America prime rate was 3.25%, while 120% of the applicable federal long-term rate ranged from 2.74% to 3.87%. A. A. Busch III, A. F. Golden and R. L. Stephenson currently participate in this deferral program. The amount of earnings on deferred compensation for each of these Directors that is considered above-market is set forth in footnote (4) to the Director Compensation table. All deferred amounts are payable only in cash.

Directors who assumed office prior to June 4, 2002 were eligible for the Company’s Continuing Compensation Plan for Non-Management Directors. Because each eligible Director has served at least ten years, he or she will, after the later of termination of service as a Director or age 72, receive for life an amount equal to the annual $30,000 cash retainer for non-management Directors in effect on June 4, 2002. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years. Amounts relating to the aggregate change in the actuarial present value of the accumulated benefit for fiscal year 2013 pursuant to the Company’s Continuing Compensation Plan for Non-Management Directors are set forth in the Director Compensation table.
As part of the Company’s overall charitable contributions practice, the Company may, in the sole and absolute discretion of the Board and its committees, make a charitable contribution in the names of Emerson and a Director (including management Directors) upon his or her retirement from the Board (as determined by the Board and its committees), taking into account such Director’s tenure on the Board, his or her accomplishments and service on the Board, and other relevant factors.
The table below sets forth amounts for non-management Director compensation for fiscal 2013.
Director Compensation

Name(1)(8)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
C. A. H. Boersig	128,000	124,980	—	5,000	257,980
J. B. Bolten	121,500	124,980	—	8,000	254,480
A. A. Busch III	128,500	124,980	4,878	10,000	268,358
C. Fernandez G.(6)	47,500	124,980	—	—	172,480
A. F. Golden	104,000	124,980	1,628	10,000	240,608
H. Green	108,500	124,980	—	—	233,480
W. R. Johnson	96,500	124,980	—	—	221,480
M. S. Levatich	108,500	124,980	—	10,000	243,480
J. W. Prueher	110,000	124,980	—	—	234,980
R. L. Ridgway(7)	48,167	—	—	210,000	258,167
R. L. Stephenson	126,500	124,980	804	10,000	262,284
J. S. Turley	26,000	72,930	—	5,000	103,930
_____________________

(1)
Messrs. Farr and Peters are named executive officers who are also Directors and their compensation is set forth in the Summary Compensation Table and related tables. They did not receive any additional compensation for their service as Directors. Mr. Galvin, our former Vice Chairman and Chief Financial Officer and a former Director, retired as an executive officer and as a Director on February 5, 2013. See Note (8) for additional information regarding Mr. Galvin.

(2)
In fiscal 2013, the Directors in office on February 5, 2013 were awarded 2,199 shares of restricted stock, or restricted stock units in the cases of Dr. Boersig and Ms. Green, with a total value of $124,980 ($125,000 divided by the grant date fair market value of Emerson stock, rounded down to the nearest whole share). Each amount constitutes the aggregate grant date fair value of restricted stock and restricted stock unit awards for fiscal 2013 calculated in accordance with FASB ASC Topic 718, which is also the dollar amount recognized for financial statement reporting purposes for fiscal 2013. Mr. Turley was elected to the Board of Directors on July 10, 2013, and was awarded 1,272 shares of restricted stock upon his election representing a pro-rata amount of the annual award, with a total value of $72,930.

(3)
The total number of shares of restricted stock held by each of the non-management Directors at September 30, 2013 (the end of fiscal 2013) is as follows: C. A. H. Boersig-3,450; J. B. Bolten-4,608; A. A. Busch III-2,199; A. F. Golden-28,114; H. Green-4,497; W. R. Johnson-13,931; M. S. Levatich-3,439; J. W. Prueher-26,926; R. L. Stephenson-18,224; and J. S. Turley-1,272. In addition, C. A. H. Boersig and H. Green each hold 9,126 restricted stock units, which they received instead of restricted stock in fiscal 2010, 2011, 2012, and 2013 as provided in the Company’s Restricted Stock Plan for Non-Management Directors.

(4)
Includes above-market earnings for fiscal 2013 on cash fees that a Director elected to defer as follows: A. A. Busch III-$4,878; A. F. Golden-$1,628; and R. L. Stephenson-$804. Also includes amounts attributable to the aggregate change in the actuarial present value of the accumulated pension benefit for fiscal year 2013 pursuant to the Company’s Continuing Compensation Plan for Non-Management Directors. Pursuant to applicable regulations, does not include the following negative amounts relating to the change in actuarial present value: A. A. Busch III-($22,000); C. Fernandez G.-($19,000); A. F. Golden-($11,000); J. W. Prueher-($4,000); and R. L. Ridgway-($25,000). The Company eliminated its Continuing Compensation Plan for Non-Management Directors who assumed office on or after June 4, 2002. Non-management Directors in office on that date continued to vest in the plan. Please see the narrative above for more information. As discussed in notes (6) and (7) below, Mr. Fernandez resigned and Ms. Ridgway retired from the Board of Directors. After their service, as participants in the Company's Continuing Compensation Plan for Non-Management Directors, each began receiving the earned payments under the plan, as described above. These payments were included in the calculation of change in pension value during the fiscal year.

(5)	Represents Company matching contributions under the Company’s charitable matching gifts program which matches charitable gifts of up to $10,000 for all employees and Directors of the Company.

(6)
Mr. Fernandez began a leave of absence from the Board of Directors on April 1, 2013 and resigned from the Board effective September 30, 2013 after 12 years of service. Mr. Fernandez did not receive any cash compensation during his leave of absence. The Corporate Governance and Nominating Committee approved the vesting of 25,527 shares of restricted stock held by Mr. Fernandez in connection with his resignation as a Director, excluding the shares in the Stock Awards column above. The 2,199 shares in the Stock Awards column were surrendered upon his resignation in accordance with their terms.

(7)
Ms. Ridgway retired from the Board on February 5, 2013, after 18 years of service. In recognition of her long and distinguished service on the Board and numerous contributions to the Company's success, the Board of Directors, in its discretion, determined to make a charitable contribution in the amount of $1 million in the names of Emerson and Ms. Ridgway. The gift is payable in five annual installments beginning in 2013. For Ms. Ridgway, the amount for “All Other Compensation” for 2013 includes the first installment payment with respect to this charitable contribution, which was made in fiscal 2013.

(8)
W. J. Galvin, our former Vice Chairman and Chief Financial Officer, retired as an executive officer and as a Director on February 5, 2013. As described in prior proxy statements, prior to his retirement, Mr. Galvin was compensated as an executive officer and did not receive any additional compensation for his service on the Board of Directors.  The Company's Current Report on Form 8-K filed on February 8, 2013 describes his retirement compensation arrangements. In recognition of his retirement, the Board of Directors, in its discretion, determined to make a charitable contribution in the amount of $500,000, in the names of the Company and Mr. Galvin, payable in five annual installments beginning in 2013.

Code of Ethics
The Company has adopted a Code of Ethics that applies to the Company’s chief executive officer, chief financial officer, chief accounting officer, and controller.  This Code of Ethics is posted on the Company’s website.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting required information on its website at www.Emerson.com, Investor Relations, Corporate Governance. The Company has adopted a Code of Business Ethics for Directors, officers and employees, which is available at the same location on the Company’s website. Printed copies of the foregoing documents are available to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary.
Compensation Committee Interlocks and Insider Participation
The functions and members of the Compensation Committee are set forth above under “Board of Directors and Committees — Compensation Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company. During fiscal 2013, no member of the Committee and no other Director was an executive officer of another company on whose compensation committee or board any of our executive officers served.
Section 16(a) Beneficial Ownership Reporting Compliance
The Company’s Directors and executive officers are required, pursuant to Section 16(a) of the Exchange Act, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the SEC and the New York Stock Exchange, and to furnish copies of such statements to the Company. Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 2013 its Directors and executive officers complied with all such requirements.

Report of the Audit Committee
The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, the Company’s compliance with legal and regulatory requirements and the qualification, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.
The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.
The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 for filing with the Securities and Exchange Commission. The Committee also reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Audit Committee A. A. Busch III, Chair J. B. Bolten H. Green M. S. Levatich J. S. Turley

Fees Paid to KPMG LLP
The following are the fees of KPMG LLP, the Company’s independent registered public accounting firm, for services rendered in 2012 and 2013 ($ in millions):

	2012	2013
Audit Fees	$29.0	$29.6
Audit-Related Fees	1.9	4.2
Tax Fees	0.6	1.9
All Other Fees	—	—
Total KPMG LLP Fees	$31.5	$35.7
Audit Fees primarily represent the cost for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.
Audit-Related Fees in 2013 include $2.6 million for audit procedures related to the divestiture of the Company's controlling interest in the Embedded Computing and Power business. The remaining Audit-Related Fees in 2013 and the Audit-Related Fees in 2012 are primarily related to acquisition and divestiture due diligence, audits of employee benefit plans and statutory filings.

Tax Fees are primarily related to tax compliance services, which represented $1.9 million and $0.6 million in 2013 and 2012, respectively.
The Audit Committee approved in advance all services provided by KPMG LLP. The Audit Committee’s pre-approval policies and procedures are included within the Audit Committee Charter, which can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

II. ADVISORY VOTE ON EXECUTIVE COMPENSATION
In each of the last three Annual Meetings of Stockholders, more than 90% of the shares voted were cast in support of the Company’s executive compensation program. Pursuant to Section 14A of the Exchange Act, our Board of Directors is again submitting a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). We plan to hold this vote annually.
We encourage stockholders to review the Compensation Discussion and Analysis on pages 18 to 30. Emerson’s long and consistent value creation over time is attributable to a proven, rigorously-applied management process implemented over the years by successive teams of talented and committed executives. The Company’s executive compensation program, the core of which is substantially unchanged since 1977, underpins and reinforces this process and the performance it generates, including 57 consecutive years of increased dividends.
The objectives and elements of our compensation program are discussed below. These foundational elements of our program include paying for performance, maximizing stockholder value without excessive risk, aligning executives' interests with stockholder interests, providing competitive pay to attract and retain executives and rewarding corporate results while recognizing individual contributions.
We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by Emerson's best pay practices:

•
Pay for Performance; No Entitlements. 70-80% of named executive officer ("NEO") compensation is tied to Company performance. Performance drives pay. We reward performance rather than creating a sense of entitlement. (Pgs. 18, 19, 21-27)

•
Long-Term Performance. Our primary incentive compensation – performance shares – is based on the Company's achievement of established financial objectives regarding EPS and cash flow performance over the four-year performance period. We have three-year (not annual) award cycles for performance shares and stock options and no set cycle for restricted stock awards (selectively granted), which cliff vest after three to ten years (no pro rata vesting). (Pgs. 23-26)

•
We Target Competitive and Market Based Pay with Actual Pay Dependent on Performance. We target total compensation at the median range of comparable companies, with actual pay dependent on Company and individual performance. (Pgs. 19-23)

•
Comparator Group Pay Is a Frame of Reference. The Committee considers comparator group pay only as a frame of reference. Pay decisions are not formulaic and the Committee exercises judgment in making them. The Committee utilizes an independent consultant. (Pgs. 20-23)

•
Average Summary Compensation Table Total Compensation. Over the last five years, the moving three year average total compensation for our NEOs with at least seven years of service as NEOs has grown at an average annual rate of less than 3%. We believe a three year average is a more meaningful comparison because of our multi-year award and payment cycles. (Pgs. 18-19, 27, 31)

•
Maximize Stockholder Value While Mitigating Risk. Our equity incentives drive performance and reward growth over the long-term, which discourages short-term risk taking. The Committee regularly reviews the Company's risk assessment. (Pgs. 27-28)

•	Align Executives' Interests with Stockholders. Approximately 60-70% of NEO compensation is stock-based and NEOs are required to hold significant amounts of Company stock. (Pgs. 23-28)

•
Stock Ownership Guidelines and Holding Policy. All of our NEOs substantially exceed our ownership guidelines. Sales must be approved in advance by our CEO and at least one other senior executive. (Pg. 28) Our non-management Directors comply with our stock ownership guidelines and are generally required to hold equity awards until retirement. (Pg. 12)

•
Clawback in Case of Misconduct. To better protect stockholder interests, our Board may in certain cases of misconduct recover an executive officer's annual bonus or long-term incentive awards. (Pg. 28)

•	Anti-Pledging and Anti-Hedging Policies. In 2013 we adopted a policy prohibiting pledging of Company stock, and have an anti-hedging policy which prohibits short sales of Company stock. (Pg. 28)

•	No Tax Gross-Ups. We do not provide tax gross-ups to our NEOs.

•	No Employment, Severance or Golden Parachute Agreements. We have no employment, severance or golden parachute agreements with any of our NEOs. (Pgs. 22-23, 28-29, 39-45)

•
Executive Officer Severance Policy. Under our policy, we do not pay lump sum, non-forfeitable cash severance payments and departing executives forfeit awards if they breach their non-competition, non-solicitation or confidentiality agreements. Moreover, our policy limits certain payments (as described in the policy) to no more than 2.99 times most recent base salary and earned cash bonus. (Pgs. 28-29)

•
Non-compete, Non-solicitation and Confidentiality Agreements. We require executives to enter into non-competition, non-solicitation and confidentiality agreements as a condition of all equity awards. (Pgs. 23, 28 and 39)

•	No Repricing or Buyout of Underwater Stock Options. (Pg. 26)

We regularly evaluate the individual elements of our compensation program in light of market conditions and governance requirements and make changes as appropriate for Emerson’s business. For example, in 2013 we adopted our policy against pledging and recently added a provision to our stock option awards to include a “double” trigger for vesting following a change of control. We believe that the Company’s executive compensation program continues to drive superior financial performance for the Company and its stockholders over the long term in a variety of business conditions.
The Company achieved good financial results in fiscal 2013, in the face of significant challenges, while also positioning the Company for improved results going forward.  These achievements and the compensation decisions made by the Compensation Committee demonstrate the balance of our compensation program and are described in the Compensation Discussion and Analysis on pages 18 to 30. We carefully consider any changes to our executive compensation program so that we do not jeopardize its long record of success.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully evaluate the outcome of the vote when considering future executive compensation arrangements. After our Annual Meeting on February 4, 2014, the next say-on-pay vote will occur at our next Annual Meeting scheduled to be held on February 3, 2015.
Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

III. EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary of Fiscal Year 2013
Emerson is a performance-driven, financially focused company with a long track record of consistently delivering increased value to our stockholders. Our pay-for-performance executive compensation program is an integral part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded Emerson executives to meet the challenges of recessions, inflationary periods, technological revolutions, and intense global competition, and continues to do so today.
Fiscal 2013 was a good year for Emerson amid what continues to be a challenging business climate. Global economic growth remained more limited than we anticipated, as weak business investment reflected a lack of confidence and heightened uncertainty about the operating environment. Despite these conditions, Emerson achieved many successes in the past year, including record performance in many areas, all while taking strategic actions to improve profitability and return on capital, including maintaining strategic investment programs and advancing portfolio repositioning objectives.

•	Total stockholder return, based on stock price appreciation and assuming dividend reinvestment, was 38% for fiscal 2013.

•
Net sales were $24.7 billion, an increase of 1% from fiscal 2012 net sales of $24.4 billion, with underlying sales up 2% (excluding a combined 1% unfavorable impact from currency and a prior year divestiture).

•	Gross profit margin reached a record level of 40.3%, with increasing margins over the course of the year, reflecting continued technology innovation and cost repositioning efforts.

•
Earnings per share of $2.76 increased 3% from fiscal 2012, including non-cash impairment and income tax charges of $0.78 per share in fiscal 2013 and $0.72 per share in fiscal 2012, primarily related to the Embedded Computing and Power business.

•	Earnings per share, excluding the charges, increased 4% to $3.54.

•	Operating cash flow of $3.6 billion was also a record, achieved through strong operational execution and high-quality earnings, increasing 20% from fiscal 2012.

•	Free cash flow (operating cash flow less capital expenditures) increased 24% from fiscal 2012 to $3.0 billion (with capital expenditures consistent at $0.7 billion for both fiscal 2012 and 2013).

•	The Company returned 63% of operating cash flow to shareholders through dividends of $1.2 billion and share repurchases of $1.1 billion, supporting shareholder value.

•	The Company increased its annual dividend to stockholders to $1.64 per share from $1.60 per share in the prior year – its 57th consecutive year of increased dividends.

The Compensation Committee made no significant changes to the compensation program and believes that our compensation program continues to provide a competitive pay-for-performance package that effectively incentivizes executives and retains them for the long term. The Committee also noted that stockholders expressed strong support for the Company’s executive compensation program at our 2013 Annual Meeting of Stockholders.
The Committee’s key executive compensation decisions for fiscal 2013 were as follows:

•
The named executive officers were paid competitive base salaries, and their annual bonuses reflected the Company’s financial results and their individual performance. As a result, annual cash bonuses for the named executive officers were up slightly due to the contributions by each individual named executive officer, and in line with the Company’s solid performance described above, in spite of the impact of the challenges faced during the year on the Company’s results.

•
Participants in the 2010 performance shares program, which covered the four-year performance period ended September 30, 2013, earned a 93% payout, reflecting performance over the four-year performance period.

•
Consistent with our historical practice of making triennial awards, the Committee granted performance share awards in October 2012 (the beginning of fiscal 2013) under the 2013 performance shares program, which are subject to the achievement of the financial targets for the four-year performance period ending September 30, 2016.

•	Messrs. Ashmore and Peters were granted restricted stock.

•	Fiscal 2013 was not an award year under our normal three-year cycles for stock options and no such awards were made.
The Committee strongly believes that the three-year award cycles for performance shares and stock options discourage an “entitlement mentality” among participants in these programs. The Committee notes, however, that the overlapping of these two award cycles, coupled with the payout of performance shares in two installments (as illustrated in the chart on page 24), can result in significant yearly variations in the value of stock and option awards in the Summary Compensation Table, making meaningful year-over-year comparisons of total annual compensation more difficult. The moving three year average compensation for our NEOs has been included in the Summary Compensation Table on page 31. Over the last five years this average compensation for our NEOs with at least seven years of service as NEOs has grown at an average annual rate of less than 3%.
Compensation Objectives and Elements
Emerson’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, such as consistent, sustained growth in earnings per share and cash flow. The fundamental principles underlying the program are:

•	Rewarding for superior performance rather than creating a sense of entitlement.

•
Maximizing stockholder value by allocating a significant percentage of compensation to performance based pay that is dependent on achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.

•	Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn.

•	Attracting and retaining talented executives by providing competitive compensation opportunities.

•	Rewarding overall corporate results while recognizing individual contributions.

Our executive compensation program includes incentive plans that communicate to participants the Company’s critical business values, strategies and performance objectives, and are clear and simple to understand. This understanding focuses their efforts on the performance objectives that drive Emerson’s success and encourages them to make career commitments to the Company.
The program offers a balanced approach to compensation and consists of the primary components illustrated below. Taken together, we refer to these components as “total compensation.” Individual compensation packages and the mix of base salary, annual cash bonus opportunity and long-term stock compensation for each named executive officer vary depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The performance based portion of total compensation generally increases as an executive’s level of responsibilities increases. The chart below is not to scale for any particular named executive officer.

The percentage ranges in the chart above are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables. Annualized values for long-term stock compensation are based on the fair value at grant of awards, annualized over the three-year award cycle for performance shares and options, and over the vesting terms for restricted stock, based on data provided by our compensation consultant. We use these annualized values because competitive data is calculated in the same manner.
Competitive Market Pay Information and Philosophy
In determining total compensation levels and mix for our Chief Executive Officer (“CEO”) and our other named executive officers, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Frederic W. Cook & Co. and reviewed by the Committee’s independent consultant. The analysis is derived from the most recent proxy data of the companies in the comparator group described below. The analysis compares the total compensation (cash and long-term stock compensation) of each of our named executive officers with the median range of total compensation for comparable positions at the comparator group companies. The Company’s compensation philosophy is to target total compensation in the median range of this competitive data, with actual pay delivered dependent on Company and individual performance. Equity awards are valued at grant and annualized over their award frequency. This approach is consistent with long-standing Company practices.
The Committee annually reviews the comparator group of 25 companies that it uses to assist it in making compensation decisions. As in prior years, the Committee continued to select comparator companies based upon one or more of the following criteria: (1) companies in the primary industry segments in which the Company operates; (2) companies with annual revenues greater than $5 billion; (3) companies with profiles similar to the Company’s based on business complexity, industries or markets served, innovation and technology, customers targeted, investor profiles and global strategy; and (4) companies with which we compete for executive talent. In the comparator group selection process, the Committee continued to utilize a special study and screening process prepared by Frederic W. Cook & Co. in fiscal 2009 that utilizes numeric screening criteria (industry classifications, size and scope, and financial metrics) of potential comparator group companies. Then the qualitative criteria described above were applied to determine the appropriate comparator companies. In fiscal 2013, the Committee reevaluated the criteria used in the selection process and the individual companies in the 2012 comparator group.
The Committee determined that four of the 25 comparator group companies that it used in prior years were no longer sufficiently representative of the selection criteria. The Committee replaced these four companies (Alcoa, Freeport McMoRan Copper, Tyco and US Steel) with new companies that are more representative. The new companies are Cummins, Parker Hannifin, PPG and TE Connectivity. The new companies have lower sales than the companies they replaced and three recently added new chief executive officers. As a result, the adjusted comparator group had a lower median compensation amount than would have been predicted based on the prior comparator group. The comparator group companies are as follows:

Caterpillar	DuPont	Goodyear Tire	Lockheed Martin	Schlumberger
Cisco Systems	Eaton	Honeywell	Northrop Grumman	TE Connectivity
Cummins	Fluor	Illinois Tool Works	Parker Hannifin	Union Pacific
Danaher	General Dynamics	International Paper	PPG	United Technologies
Deere	General Electric	Johnson Controls	Raytheon	3M
In fiscal 2013, Frederic W. Cook & Co. provided analysis of competitive pay (cash and long-term stock compensation) at the median for the proxy reported officer positions of the companies in the Company’s comparator group. The Committee’s compensation consultant, Exequity, reviewed the comparator group and the results of the competitive pay analysis provided by Frederic W. Cook and concurred with Frederic W. Cook’s assessment that the comparator group was appropriate and that, on average, the named executive officers’ compensation is consistent with competitive market practice.
The Committee considers this comparator group competitive pay analysis as a frame of reference in making its pay decisions. The pay decisions are not formulaic and the Committee exercises judgment in making them. This analysis is not used to establish performance goals in the Company’s compensation programs.
Setting Total Compensation
Each year, management meets with business unit and corporate executives to evaluate the individual performance and leadership potential of our key executives. Our CEO uses these performance and leadership evaluations to develop the individual pay recommendations made to the Committee for senior executives, including the named executive officers (other than himself). The Committee reviews the CEO’s performance evaluations and pay recommendations for the named executive officers and sets their compensation. The Committee separately meets in executive session without the CEO present to review the CEO’s performance and set his compensation.
The Committee does not set specific financial targets related to cash compensation. The Committee does set performance objectives used to establish maximum bonus amounts for compliance with Section 162(m) of the Internal Revenue Code (see “Regulatory Considerations” at page 29 below).
CEO Compensation. In setting the CEO’s compensation, the Committee first considered the Company’s financial results (including the fiscal 2013 results summarized on page 18). When comparing current and prior year results, the Committee looks at the Company’s financial performance in totality, without mechanically weighting individual factors. The Committee noted the Company’s record performance in gross profit margin and cash flow, solid performance in sales and earnings, including the impact of the non-cash charges, and the 57th consecutive year of increased dividends to stockholders, all in the face of significant challenges.
In addition to financial performance, the Committee evaluates the CEO’s day-to-day performance and leadership. In setting the CEO’s compensation, the Committee noted that in his thirteenth year as CEO, Mr. Farr continued to provide exceptional, consistent leadership for the Company and to inspire employees to deliver productive performance toward long-term success. In addition to executing the financial performance described above, Mr. Farr, leading his executive team:

•
Managed strategic acquisitions and exited certain businesses to strengthen Emerson’s product mix, enhance market leadership and add shareholder value, including the sale of a majority interest in the Embedded Computing and Power business.

•	Advanced Emerson’s innovation and investment in high-technology manufacturing and service in the United States and key world areas.

•
Rebalanced assets across mature markets; drove significant growth penetration in emerging markets; and enhanced Emerson’s presence and investment in a newer tier of strong and faster-growing markets, including in southeast Asia.

•
Led Emerson’s businesses and their management teams to deliver solid results in a challenging economic environment, winning significant global projects and integrating the technologies, solutions and systems of multiple Emerson businesses.

•
Implemented Perfect Execution as an enterprise-wide challenge to better understand customers and design, plan and execute in different ways and at new levels for improved relationships, increased sales and added value.

•	Refined global recruiting and leadership training initiatives to attract and retain the best and brightest and assure long-term leadership development and management strength.

•	Strengthened Emerson’s reputation for intense commitment to service, management planning, and financial strength with customers and other constituencies, both internal and external.

•
Supported new and creative marketing showcasing Emerson’s solutions in high-stakes, demanding applications around the world, and strengthening Emerson’s reputation as an industry leader and technology innovator.

The Committee uses the competitive pay analysis for the comparator group (detailed on pages 20-21) to compare Mr. Farr’s total compensation to the median range for total compensation of CEOs in the comparator group. The Committee also reviews the relative internal compensation relationships between the CEO and the other named executive officers, as compared to the pay relationships in the Frederic W. Cook & Co. survey data. While the Committee monitors these pay relationships, it does not target any specific pay ratios.
The Committee receives and reviews a summary for the CEO showing all elements of his compensation, including base salary, annual cash bonus, long-term stock compensation, retirement and other benefits and perquisites. The summary shows compensation that may be paid upon voluntary or involuntary termination of employment, retirement, death or disability, or upon a change of control. This CEO compensation summary, along with competitive market and other data, is also annually reviewed and discussed by the non-management Directors in executive session. The Committee also reviewed its compensation consultant’s realizable pay analysis which compared the CEO's compensation to total shareholder return over the last three years (2011-2013) and showed that pay and performance were aligned relative to our comparator group companies.
Mr. Farr does not have an employment, severance or golden parachute agreement with the Company.
The Committee reviewed alternatives for delivering the appropriate level of total compensation for Mr. Farr based on the Company’s and his performance, as described above. These alternatives took into account current cash compensation and the value of long-term awards allocable to the current year, based on annualization of the fair value at grant over the three-year award cycle or vesting period of the awards. These alternatives reflected that fiscal 2013 was an "overlap" year, in which the 2010 program performance period ended on September 30, 2013, and the 2013 performance period began on October 1, 2012. The Committee also noted that fiscal 2014 is a triennial award year for stock options.
Other Named Executive Officer Compensation. In setting compensation for the other named executive officers, the Committee follows a similar process. The Committee first considered the financial performance of the Company, including fiscal 2013 results. For each NEO, the Committee reviewed the median compensation range for comparable positions at the companies in the comparator group as a frame of reference in exercising its judgment regarding pay decisions. The Committee then reviewed the CEO’s evaluations of the individual performance of each named executive officer, which in each case he determined to be outstanding. The Committee also took into account its own evaluations of the named executive officers based on their frequent interactions with, and presentations to, the members of the Board of Directors. The Committee considered the following accomplishments with respect to the named executive officers other than Mr. Farr:

•
Mr. Monser led the Company’s successful efforts in 2013 to achieve record levels of gross profit margin, operating cash flow and free cash flow and to significantly improve customer on-time delivery service levels across all platforms.

•
Mr. Dellaquila identified and implemented opportunities to drive improved financial performance, focusing on working capital management to increase operating cash flow; developed a plan to improve efficiency and security of the Company’s global cash disbursement activities; implemented retirement portfolio changes to achieve targeted returns with improved diversification in defined benefit plans; reduced investment fees and restructured investment options in defined contribution plans; provided extensive support on acquisition and divestiture matters; and improved global cash mobility and capacity for efficient repatriation of cash.

•
Mr. Peters created a digital customer experience program to update and unify the Company’s online sales and support platforms; globalized the China mid-tier product program to expand the Company’s price point coverage, with China as the export base; launched platform developments to advance the enriched business model in four business units; and identified leverage opportunities and the optimal organizational construct to address future technology disruptions.

•
Mr. Ashmore successfully executed the reshaping of the Company’s Network Power platform by signing an agreement to divest a majority stake in the Embedded Computing and Power business; continued repositioning Emerson into industries with higher profit and growth profiles through strategic acquisitions; developed a detailed acquisition and divestiture roadmap for value creation based on individual business unit needs while optimizing overall corporate strategy.

•
Mr. Steeves managed successful outcomes in all trials and court proceedings in 2013, developed or approved defense strategies and tactics in significant cases and introduced cost cutting strategies for litigation matters; managed compliance with regulatory developments, including implementation of conflict minerals reporting infrastructure, centralized supply chain support across the Company, and, in collaboration with IT and marketing groups, established policies related to social media risk management; and developed a Company-wide program to reduce the risk of and improve responses to workplace violence situations.
None of the named executive officers has an employment, severance or golden parachute agreement with the Company. Please see "Description of C. W. Ashmore Letter Agreement" at page 42 below for a description of the terms of our letter agreement with Mr. Ashmore regarding his resignation.
For all the named executive officers, the Committee made its annual pay decisions for each of the compensation components as outlined below.
Annual Cash Compensation
The Committee targets total annual cash compensation in the median range of market total cash compensation, while placing more emphasis on performance based annual cash bonus than on base salary.
Base salary: For all the named executive officers, the Committee awards base salary increases (if any) after reviewing the Company’s performance, individual performance, and competitive market compensation. The Committee determined that the base salary increases for fiscal 2013 and fiscal 2014 set forth below were in recognition of the Company’s performance (described on page 18) and the individual responsibilities, performance and potential of each named executive officer described above. The Committee also considered survey data that indicated that the predicted merit increase, without promotions, averaged approximately 3%, which was consistent with the Committee’s determination.

Name	FY 2012 (Rate)	FY2013 (Rate)	2012-2013 Percentage Increase	FY2014 (Rate)	2013-2014 Percentage Increase
D. N. Farr	$1,250,000	$1,300,000	4.0%	$1,300,000	—%
E. L. Monser	$657,000	$675,000	2.7%	$700,000	3.7%
F. J. Dellaquila	$550,000	$575,000	4.5%	$600,000	4.3%
C. A. Peters	$595,000	$610,000	2.5%	$635,000	4.1%
C. W. Ashmore	$550,000	$575,000	4.5%	$575,000	—%
F. L. Steeves	$615,000	$635,000	3.3%	$655,000	3.1%

Annual bonus: The determination of individual bonus amounts for the named executive officers is discretionary, subject to the Section 162(m) limitation established by the Committee (see “Regulatory Considerations” on page 29), but is based on the Company’s financial performance, including the impact of the non-cash charges, (see page 18) and the individual performance factors (see pages 21 to 23) referred to above. The Committee did not assign individual weightings to any of these factors, but rather used them collectively to determine the bonus amounts for fiscal 2013.

Name	FY2012	2011-2012 Percentage Change	FY2013	2012-2013 Percentage Change
D. N. Farr	$1,900,000	(20.8)%	$2,000,000	5.3%
E. L. Monser	$850,000	(5.6)%	$900,000	5.9%
F. J. Dellaquila	$800,000	—%	$850,000	6.3%
C. A. Peters	$800,000	(5.9)%	$840,000	5.0%
C. W. Ashmore	$700,000	(3.4)%	$700,000	—%
F. L. Steeves	$700,000	(3.4)%	$730,000	4.3%

Long-Term Stock Compensation
The Committee may make long-term stock compensation awards to the Company’s executives, including the named executive officers. Executives participate in these programs based on their: (1) ability to make a significant contribution to the Company’s financial results, (2) level of responsibility, (3) performance and (4) leadership potential. No executive is entitled to participate automatically based on title, position or salary level. We require participants to accept confidentiality, non-competition and non-solicitation obligations. In general, we target long-term stock compensation in the median range of market long-term compensation, with more emphasis on performance based equity compensation.
Our long-term stock compensation consists of three programs: performance shares, stock options and restricted stock. In addition to providing market compensation, these programs allow us to recognize individuals who most directly drive our performance, to promote outstanding Company and individual performance, and to align the interests of Company executives with our stockholders. We allocate the largest portion to performance shares, which are the primary incentive for delivery of superior longer-term financial performance, with a small portion allocated to stock options and the remainder through the selective use of restricted stock. We make awards of stock options and performance shares periodically, generally every three years, instead of annually, and restricted stock awards have no set award cycle, as illustrated below.
For purposes of its analysis, the Committee considers values of these awards based on the fair value at grant annualized over the three-year award cycle for performance shares and options and over the vesting terms for restricted stock, because the values are consistent with competitive data considered by the Committee. These estimates do not necessarily correspond to and are not a substitute for, the values described for the awards in the Summary Compensation Table or in the tables that follow it.
Performance Shares Program. Our performance shares program is the primary element of long-term stock compensation for our named executive officers. This plan is the linchpin of the Company's pay-for-performance philosophy and is used to align the interests of participants and stockholders, and for retention and succession purposes. Long-term performance is not consistently achieved by a few dramatic accomplishments, but by rigorous, focused and dedicated effort to execute the business plan throughout every phase of the performance period. For 36 years, the program has reinforced the Company's long-term financial objective, enhancing stockholder value. Awards of performance shares are made to those individuals who can most directly influence our long-term success. The long-term stock compensation opportunities for our senior executives are heavily weighted towards performance shares, which on an annualized basis generally represent approximately 45-55% of total compensation and 65-75% of long-term stock compensation.
Unlike many companies, Emerson awards performance shares only every three years rather than annually, and the payout is based on a four-year performance period. As a result, certain years involve an “overlap” in which two sets of awards are in effect as illustrated below. For example, fiscal 2013 was an “overlap” year, both the final year of the 2010 program, which ends on September 30, 2013, and the first year of the 2013 program, which began on October 1, 2012, as illustrated below.

Payout is made after the end of the performance period. The Committee may establish additional vesting conditions for retention purposes. For the 2010 and 2013 programs, the Committee specified that 60% of any earned units would be paid at the end of the performance period, and the remaining 40% would be paid one year later subject to continued service, as shown above. The payout is made primarily in common stock, with a portion paid in cash to cover tax obligations of participants.
Cash dividend equivalents are paid on 40% of the award during the performance period, and on 40% of the earned award during the holdback period. Far from contradicting our pay-for-performance philosophy, this feature reinforces and furthers it by incentivizing our executives to deliver superior financial results in every quarter of the four-year performance period. The Committee strongly believes that payment of dividend equivalents helps foster this effort more meaningfully than other forms of compensation that might be used.
The Committee has authority to determine the targets for each program from the various measures set forth in the Company's Incentive Shares Plan. These measures include sales, earnings, earnings per share, net earnings, pre-tax earnings, earnings before interest and taxes, return on equity, return on total capital and asset management (which includes cash flow). Pursuant to the terms of the shareholder approved plan, the Committee may include or exclude from both targets and actual results specified items of an unusual, non-recurring or extraordinary nature.
2010 Performance Share Program
Under the 2010 performance shares program, participants could earn from 0-100% of the awarded units depending upon the Company's financial results at the end of the performance period. In order to earn a 100% payout, the Company's actual fiscal 2013 earnings per share must have at least equaled fiscal 2009 earnings per share compounded over the four-year performance period (fiscal 2010 though fiscal 2013) using the compound average annual growth rate in the U.S. Gross National Product (GNP) over the performance period plus three percentage points. We believe this focus on growth above the economy as a whole over the long-term performance period drives participants in the program to produce superior financial returns for our stockholders.
At the end of fiscal 2013, the four-year performance period for the 2010 performance shares program ended. The compounded average annual growth rate in GNP plus three percentage points over the four-year performance period for the program was 7.0%, resulting in a target of $2.96 per share. The Committee determined that the Company’s fiscal 2013 earnings per share of $2.76, compared with the target at the end of the performance period, resulted in a 93% payout, with the units earned set forth in the table below.  The Committee made no adjustments to the fiscal 2013 earnings results to eliminate the impact of the goodwill and tax charges relating primarily to the Embedded Computing and Power business, which resulted in a lower earned payout.

Name	Target Awards	Earned Awards	60% Payout Earned Awards (units)	40% One-Year Holdback Earned Awards (units)
D. N. Farr	450,000	418,500	251,100	167,400
E. L. Monser	175,000	162,750	97,650	65,100
F. J. Dellaquila	100,000	93,000	55,800	37,200
C. A. Peters	135,000	125,550	75,330	50,220
C. W. Ashmore	100,000	93,000	55,800	37,200
F. L. Steeves	110,000	102,300	61,380	40,920
The payout of the earned 60% portion is shown in the Option Exercises and Stock Vested table on page 36 and the remaining earned 40% holdback is shown in the Outstanding Equity Awards at Fiscal Year-End table on page 34.
2013 Performance Shares Program
As reported in last year's proxy statement, for the 2013 program, the Committee retained the earnings per share performance measure and added a new free cash flow (operating cash flow less capital expenditures) performance measure. This new measure emphasizes the importance of free cash flow to the Company's ability to return value to shareholders through dividends, which have increased for 57 consecutive years, and share repurchases. For both measures, the Committee determined to use an international benchmark — nominal G7 gross domestic product (G7 GDP) — as the basis for evaluating performance. This international benchmark reflects the Company's global reach and focus.
Payout of the awarded performance share units will be weighted 60% to the earnings per share target and 40% to the free cash flow target. Participants can earn up to 125% of the earnings per share component and 100% of the free cash flow component. Participants can earn up to a maximum of 115% of the awarded performance share units, regardless of the extent to which actual Company performance exceeds the targets.

The earnings per share target will be based on fiscal 2012 earnings per share, after adding back the impact of the related noncash goodwill charge, resulting in a higher EPS target for the 2013 program. The earnings per share target and payout are calculated as under the 2010 program, but using the new G7 GDP benchmark, over the performance period (fiscal 2013 through fiscal 2016).
Achievement of the free cash flow target is determined by measuring the Company's cumulative total free cash flow over the performance period as a percentage of the target, not to exceed 100%. The target is the sum of the free cash flow target amounts for each year of the performance period. The free cash flow target for each year is determined by multiplying that year's annual growth rate in G7 GDP plus three percentage points by the prior year target amount, beginning with the Company's actual 2012 free cash flow.
As reported previously, in October 2012, the beginning of fiscal 2013, as part of the three-year award cycle for performance share awards, the Committee made performance awards under the 2013 performance shares program as follows: D. N. Farr-475,000 units; E. L. Monser-170,000; F. J. Dellaquila-130,000; C. A. Peters-130,000; C. W. Ashmore-130,000; and F. L. Steeves-115,000. These awards reflected the Committee's judgment that these named executive officers' leadership, performance and potential to enhance long-term stockholder value would continue to be significant factors in the Company's future success. The Committee also determined that these awards were consistent with targeting 45-55% of total compensation and 65-75% of long-term stock compensation in the form of performance shares.
Stock Options Program. Our stock option awards provide long-term focus and are the primary form of long-term stock compensation for a broader group of key employees. Our stock option awards are issued at no less than fair market value on the date of the award and generally vest over a period of three years. We do not pay dividend equivalents on stock options and do not “reprice” awards. No awards were made to named executive officers in 2013. As part of our triennial award cycle, in early fiscal 2014, the Committee awarded stock options as follows: D. N. Farr-200,000; E. L. Monser-120,000; F. J. Dellaquila-100,000; C. A. Peters-100,000; C. W. Ashmore-100,000; and F. L. Steeves-100,000. The Committee determined that these amounts are consistent with targeting 5-15% of total compensation in the form of stock options. All of the options granted to Mr. Ashmore in fiscal 2014 were canceled in connection with his resignation.  Please see "Description of C. W. Ashmore Letter Agreement" at page 42 for more information.
Restricted Stock Program. Our restricted stock program is designed to retain key executives and future leaders of the Company and participation in the program is highly selective. The Committee views this program as an important management succession planning and retention tool. The objective is to lock in top executives and their potential replacements identified through the succession planning process. Restricted stock, along with stock options, supplement performance shares to achieve the target of long-term compensation in the median range of market compensation, and in some cases may provide compensation above the median range. Restricted stock generally represents 5-20% of the named executive officers’ total compensation. Restricted stock provides participants with dividends and voting rights beginning on the award date. There is no set frequency of restricted stock awards, and they are granted with long-term cliff vesting periods of up to ten years and no less than three years.
As reported in last year’s proxy statement, in fiscal 2013, no restricted stock awards were made to D. N. Farr, E. L. Monser, F. J. Dellaquila or F. L. Steeves. In fiscal 2013, the Committee granted shares of restricted stock as follows: C. A. Peters-15,000 and C. W. Ashmore-10,000. In early fiscal 2014 (October 2013), the Committee awarded F. J. Dellaquila 10,000 shares of restricted stock in recognition of his individual contributions to the Company. Succession planning and retention continue to be key considerations of the Committee in its review of the total compensation of the named executive officers. The Committee believes these awards help meet the Company’s retention and succession planning needs. In making these awards, the Committee took into account the continued financial success of the Company under these key leaders, their valuable and seasoned experience and the challenges the Company faces in its efforts to continue its financial success in the future.
Total Compensation
In the Committee’s judgment, Mr. Farr’s total compensation reflects the Company’s performance under his leadership as well as his individual performance, and his total compensation is in the median range of competitive market pay. The combination of the performance share awards, stock option awards and annual cash bonus represents performance based compensation of approximately 73% of Mr. Farr’s total compensation. For the other named executive officers, the combination of the performance shares, stock option awards and annual cash bonus awarded by the Committee represents performance based compensation for the named executive officers of approximately 70-80% of their total compensation. These performance based incentives, and the way we allocate them, reward the named executive officers for the achievement of outstanding long-term Company performance, which builds stockholder value.
The table below illustrates how total compensation for our named executive officers for fiscal 2013 is allocated between performance based and fixed components, how performance based compensation is allocated between annual and long-term components, and how total compensation is allocated between cash and equity components. These percentages are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables.

Fiscal 2013 Total Compensation Mix*
	Percentage of Total Compensation that is:		Percentage of Performance Based Total that is:		Percent of Total Compensation that is:
Name	Performance Based	Fixed	Annual	Long- Term	Cash	Equity
D. N. Farr	73%	27%	20%	80%	24%	76%
E. L. Monser	81%	19%	23%	77%	32%	68%
F. J. Dellaquila	79%	21%	27%	73%	36%	64%
C. A. Peters	77%	23%	26%	74%	34%	66%
C. W. Ashmore	76%	24%	23%	77%	32%	68%
F. L. Steeves	78%	22%	25%	75%	37%	63%
___________

*
The percentage ranges in the table above are based on amounts for annualized base salary, annual bonus and long-term compensation (performance shares, stock options and restricted stock). Other forms of compensation that are shown in the Summary Compensation Table were not included. Annualized values for long-term stock compensation as determined by our compensation consultant are based on the fair value at grant of awards annualized over the triennial award cycle for performance shares and stock options and over the vesting terms for restricted stock. The competitive data we use is calculated in the same manner. For purposes of this table, (i) annual bonus, performance shares and stock options are performance based compensation, (ii) performance shares and stock options are long-term, performance based compensation, (iii) base salary and annual bonus are the only forms of cash compensation, and (iv) performance shares, stock options and restricted stock are equity compensation.

Summary Compensation Table Analysis
Please see the “Summary Compensation Table” on page 31 and the supplemental compensation tables for a quantitative summary of the compensation of our named executive officers. As a result of our multi-year award cycles, the numbers in our Stock Awards and Option Awards columns, and therefore the Total column, in the Summary Compensation Table will fluctuate from year to year. The 2013 Stock Awards column reflects the full grant date fair value of triennial awards made in 2013 under the 2013 performance shares program and which cover the four-year performance period beginning October 1, 2013 and ending on September 30, 2016. Performance share awards were not made in fiscal 2012 or 2011. SEC rules require that the entire grant date fair value be included in the table in the year of grant even though payout of these awards is contingent upon the Company’s financial performance over a four-year performance period and a portion is also contingent upon completing an additional year of service. Those amounts do not correspond to the actual value that will be realized by the named executive officers. In addition, the 2011 Option Awards column reflects the full grant date value of triennial options awards made in 2011; no such awards were made in 2012 or 2013. The supplemental tables reflect the payout of earned awards for the four-year performance period ended September 30, 2013 under the 2010 performance shares program.
The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table in part reflect the change in the discount rate from year to year with the reported amounts reflecting higher values than would otherwise be reported, due to decreases in the applicable discount rate in each of 2012 and 2011. The Compensation Committee has no control over these rates, no changes were made in the method of calculating benefits under the plans, and no additional benefits were awarded. See footnote (4) to the Summary Compensation Table on page 31 for additional detail.
Total compensation in the Summary Compensation table for 2013 includes larger amounts primarily as a result of the 2013 performance share awards as discussed above. The three-year average column reflects the average of reported compensation for our named executive officers over our triennial award cycle and is a more meaningful comparison. Over the last five years, the average compensation for our NEOs with at least seven years of service as NEOs has grown by an average annual rate of less than 3%.
Alignment with Stockholder Interests
We believe our balanced executive compensation program, coupled with our stock ownership guidelines and “clawback” policy, aligns the interests of our executives with stockholders by encouraging long-term superior performance, without encouraging excessive or unnecessary risk taking.
Our long-standing compensation philosophy is a key component of our history of sustainable growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As shown in the Fiscal 2013 Total Compensation Mix table above, our compensation for our senior management is primarily based on performance over a long-term period. Under the performance shares program, earnings per share and free cash flow performance over the four-year performance period is required to earn compensation, which drives long-term decision making, discourages adverse risk taking that may occur due to year-over-year performance measurements, and rewards for growth over the long term. Our restricted stock and option awards have long vesting terms that reward participants for increased value over the vesting terms. Annual cash amounts are limited and subject to Committee discretion, which discourages short-term risk taking.
The significant stock ownership of our named executive officers reflects their commitment to the Company for the long term. Our executive stock ownership guidelines provide that our Chief Executive Officer should generally hold Emerson stock, including share equivalents and shares in retirement accounts and restricted stock, equal to at least five times base salary. For our Chief Financial Officer the amount is three times, and for other named executive officers the amount is one time. Named executive officers generally have five years from the date of becoming named executive officers to meet the guidelines. The Committee has discretion to adjust the guidelines for executives who are age 60 or over. The Compensation Committee monitors the stock ownership of the named executive officers, which substantially exceeds the guidelines. Based on beneficial ownership of Emerson stock, as shown on page 6, and the closing stock price at fiscal year end, the named executive officers’ holdings of Emerson stock are valued at multiples of more than 20 times their respective base salaries. While we do not have a specific policy regarding a holding period for equity awards, our stock trading policy requires elected Company officers to obtain written permission from the Chief Executive Officer and one other senior executive before engaging in transactions in Emerson stock. This has resulted in significant long-term stock ownership by our executives.
Our clawback and anti-hedging policies further align the interests of our executives with stockholders. Under our clawback policy, our Board may in certain cases reduce or cancel, or require recovery of, any executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the Company’s financial statements. Under our anti-hedging policy, our executives (as well as our Directors) are prohibited from engaging in the following transactions (which could hedge or offset decreases in the market value of our common stock): short selling, put or call options, forward sale or purchase contracts, equity swaps and exchange funds.

In 2013, the Company adopted a policy prohibiting future pledging of Company shares as collateral for a loan by any Company officers. Any officer with a pledge in existence prior to adoption of the policy has until August 15, 2015 to have the pledge released. The policy may be waived for Company officers that are not executive officers. Mr. Peters is the only Director or executive officer with an outstanding pledge. The aggregate shares pledged by Mr. Peters represent a tiny fraction (0.0006) of outstanding Company stock as of September 30, 2013. Mr. Peters continues to meet the Company's stock ownership guidelines with his unpledged shares.
Severance, Executive Termination and Retirement
Emerson does not have employment agreements, severance agreements, or golden parachute agreements with the named executive officers. The terms of all executive terminations and retirements are determined individually based on specific facts and circumstances at the time of such events, and not on formulaic rules, and are approved by the Committee. In general, we follow these principles:

•	We do not pay lump sum, non-forfeitable cash severance payments.

•	Departing executives sign extended non-competition, non-solicitation and confidentiality agreements, or reaffirm existing agreements on these matters.

•
As permitted under stockholder-approved plans, departing plan participants, including named executive officers, may have additional time to exercise stock options. However, the additional time cannot exceed the time permitted in the original grants.

•
The Committee may also allow continuation (without accelerated vesting) of previously granted long-term performance shares or restricted stock awards, which would be paid if and when the Company achieves specified performance targets or time vesting requirements are met.

•	Executives forfeit these awards if they breach their non-competition, non-solicitation or confidentiality agreements.
In 2006, the Committee adopted an Executive Officer Severance Policy, reflecting these principles. In addition to the foregoing principles, the Executive Officer Severance Policy provides that the Company shall not implement individual severance or change of control agreements providing certain benefits (as described in the Policy) to any of the named executive officers in excess of 2.99 times the sum of the officer’s then current base salary and most recently earned cash bonus without stockholder ratification. The Executive Officer Severance Policy can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

C. W. Ashmore, our former Executive Vice President - Planning and Development, resigned from the Company effective November 11, 2013, and we entered into a letter agreement with Mr. Ashmore which, among other things, reaffirmed and extended his non-competition and non-solicitation obligations to the Company.  Consistent with the policy above, Mr. Ashmore received no lump-sum cash severance payment. Please see "Description of C. W. Ashmore Letter Agreement" at page 42 below for a description of the letter agreement.
Change of Control
Emerson has no employment agreements, severance agreements or golden parachute agreements with the named executive officers. If a change of control occurs, we protect all employees who participate in long-term stock plans, the Savings Investment Restoration Plan and the Pension Restoration Plan as described under “Potential Payments Upon Termination or Change of Control” at page 39 below. To provide this protection, we generally accelerate vesting of stock awards and pay accrued benefits under the Savings Investment Restoration Plan and the Emerson Pension Restoration Plan. We do not credit additional years of service under any plans, or continue medical or other benefits. We do not make additional cash payments related to stock compensation plans, although stock awards, other than stock options, vest upon a change of control. We do not increase payouts to cover payment of taxes and do not provide tax gross-ups.
As previously disclosed, our Board and stockholders approved our 2011 Stock Option Plan in 2011, which added a “double trigger” for vesting following a change of control.
Security and Perquisites
We provide security services to help ensure the safety of all employees while they are on Company business. Due to increased security risks that are inherent in senior executive positions, we provide the NEOs with residential security monitoring and personal security as needed. The Company’s security policy and the Board of Directors require that the Chairman and Chief Executive Officer use the Company aircraft for all business and personal travel. We believe that this practice promotes business efficiency. The Company also provides limited personal use of Company aircraft outside of the security program requirements to the NEOs. All NEOs reimburse the Company at first class rates for personal use. The Company also provides leased cars, which are an important recruiting and retention tool; club memberships, which allow our executives to conduct business in a more informal environment; and financial planning, which allow our executives to focus more on business responsibilities. These are long-standing perquisites which assist in retaining and attracting executives and which we believe are similar to those often provided to executives at other similarly-sized companies. Named executive officers and other employees may receive Company tickets for sporting or other events. The Committee reviews these perquisites annually. Total perquisite costs and related information appear in the Summary Compensation Table at page 31 below. The Company does not provide any reimbursement for taxes on perquisites provided to its named executive officers.
Other Benefits
The named executive officers are eligible for medical, life and disability insurance, and other Company-provided benefits that are generally available to all other employees, including the Company’s charitable matching gifts program. Retirement plans for U.S. employees may be qualified defined-benefit pension plans, 401(k) plans and/or profit-sharing plans as determined by each business unit’s competitive market. The Company continues to maintain a defined-benefit pension plan for a majority of U.S. employees. These other benefits are available to the named executive officers, as follows:

•
A qualified 401(k) savings plan and a non-qualified savings plan which allows participating executives to defer up to 20 percent of their cash compensation and continue to receive the Company match after they reach the Internal Revenue Service (“IRS”) qualified plan limits.

•
A qualified defined-benefit pension plan and a non-qualified defined-benefit pension plan (the “Pension Restoration Plan”) which provides benefits based on the qualified plan without regard to IRS limits and does not provide additional credited years of service. Participation in the Pension Restoration Plan is by award and based on the executive’s individual contributions and long-term service to the Company.

•	Term life insurance coverage.

•	A voluntary annual physical paid for by the Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s other named executive officers, other than the Chief Financial Officer, who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). The Company’s incentive compensation plans are designed to qualify under Internal Revenue Code

Section 162(m) to ensure tax deductibility. However, restricted stock awards do not qualify under Section 162(m) and the Committee retains the flexibility to design and administer compensation programs that are in the best interests of Emerson and its stockholders.
Annual bonuses for our named executive officers are discretionary, subject to maximum bonus amounts based on the achievement of the Section 162(m) performance objectives established by the Committee annually. These objectives are selected by the Committee from among the performance objectives in the annual incentive plan but are not communicated to participants as individual performance targets. For fiscal 2013, the performance objective was earnings per share. Based on fiscal 2013 performance, the maximum amount of bonus that could be paid to each covered named executive officer was as follows: D. N. Farr-$3.5 million; E. L. Monser-$1.7 million; C.A. Peters-$1.3 million; and C. W. Ashmore-$1.3 million. The Committee may exercise “negative discretion” to reduce the award based on an assessment of Company and individual performance. We have also adopted amendments to our compensation plans to comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.
In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated grant date fair value, or subsequently, depending on the terms of the award. FASB ASC Topic 718 has not resulted in any significant changes in our compensation program design.
Equity Compensation Grant Practices
The Committee approves all grants of equity compensation, including performance shares, stock options and restricted stock, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Committee annually at its October meeting. Generally, the Company’s awards of performance shares, stock options and restricted stock are made at that meeting, but may be made at other meetings of the Committee. The Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock option, performance share and restricted stock awards. The Company may also make awards of stock options in connection with acquisitions or promotions, or for retention purposes. Under the Company’s stock option plans, the Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Committee has exercised this authority and delegated to the CEO the ability to make stock option grants (1) to employees other than corporate officers and business unit Presidents, subject to the Committee’s prior approval of the aggregate number of options awarded, and (2) in connection with retention, promotion and acquisitions, which he uses on an infrequent basis. This delegation of authority does not extend to executive officers or other officers who are subject to the Company’s trading blackout policy.

Compensation Committee Report
The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of the Company and its stockholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” at page 10 above.
Management of the Company has prepared the Compensation Discussion and Analysis describing the Company’s compensation program for senior executives, including the named executive officers. See “Compensation Discussion and Analysis” beginning on page 18 above. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2013 (included in this proxy statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended September 30, 2013, for filing with the Securities and Exchange Commission.

Compensation Committee R. L. Stephenson, Chair C. A. H. Boersig W. R. Johnson M. S. Levatich J. W. Prueher

Summary Compensation Table
The following information relates to compensation received or earned by our Chief Executive Officer, our Chief Financial Officer and each of our other four most highly compensated executive officers for the last fiscal year (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Three Year Average ($)(6)
D. N. Farr	2013	1,300,000	2,000,000	21,556,450	—	—	462,502	25,318,952	16,155,225
Chairman of the Board and	2012	1,250,000	1,900,000	3,314,000	—	3,398,000	498,122	10,360,122	15,984,229
Chief Executive Officer(7)	2011	1,225,000	2,400,000	4,264,800	2,697,500	1,730,000	469,300	12,786,600	16,030,184

E. L. Monser	2013	675,000	900,000	7,714,940	—	214,000	215,880	9,719,820	5,345,325
President and Chief	2012	657,000	850,000	207,125	—	700,000	319,960	2,734,085	4,814,363
Operating Officer	2011	642,000	900,000	—	1,402,700	443,000	194,371	3,582,071	4,725,131

F. J. Dellaquila	2013	575,000	850,000	5,899,660	—	—	97,238	7,421,898	4,045,161
Executive Vice President and	2012	550,000	800,000	621,375	—	143,000	108,473	2,222,848	3,431,950
Chief Financial Officer(8)	2011	500,000	800,000	—	1,025,050	72,000	93,687	2,490,737	N/A

C. A. Peters	2013	610,000	840,000	6,622,285	—	—	140,670	8,212,955	4,954,564
Senior Executive Vice	2012	595,000	800,000	207,125	—	1,328,000	145,550	3,075,675	4,528,374
President(7)	2011	580,000	850,000	—	1,294,800	721,000	129,262	3,575,062	4,599,576

C. W. Ashmore	2013	575,000	700,000	6,381,410	—	—	107,630	7,764,040	4,251,408
Former Executive Vice	2012	550,000	700,000	207,125	—	126,000	122,965	1,706,090	N/A
President - Planning and	2011	525,000	725,000	799,650	1,079,000	56,000	99,443	3,284,093	N/A
Development (9)

F. L. Steeves	2013	635,000	730,000	5,218,930	—	24,000	70,365	6,678,295	3,830,441
Executive Vice President,	2012	615,000	700,000	207,125	—	63,000	80,442	1,665,567	3,345,979
Secretary and General	2011	595,000	725,000	533,100	1,186,900	36,000	71,462	3,147,462	3,266,668
Counsel(10)
 ___________________

(1)	Represent bonus amounts paid after the end of the fiscal year with respect to that fiscal year’s performance.

(2)
The amounts relate to awards of performance shares and restricted stock in fiscal 2013, and restricted stock, as applicable, in prior years. See the Grants of Plan-Based Awards table at page 33 below for information on awards granted in fiscal 2013. The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that will be realized by the named executive officers. For performance share awards, the grant date fair value included assumes that the target award is earned with the following values: Mr. Farr-$21,556,450; Mr. Monser-$7,714,940; Mr. Dellaquila-$5,899,660; Mr. Peters-$5,899,660; Mr. Ashmore-$5,899,660; and Mr. Steeves-$5,218,930.  If the maximum payout was earned, the value of the performance share awards would be 115% of those amounts as follows:  Mr. Farr-$24,789,918; Mr. Monser-$8,872,181; Mr. Dellaquila-$6,784,609; Mr. Peters-$ 6,784,609; Mr. Ashmore-$6,784,609; and Mr. Steeves-$6,001,770. See Note 14 to the Company’s fiscal year 2013 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(3)
The amounts relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized upon exercise by the named executive officers. See Note 14 to the Company’s fiscal year 2013 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(4)
For fiscal 2011 and fiscal 2012, and for Mr. Monser and Mr. Steeves for fiscal 2013, includes the aggregate change in the actuarial present value of the named executive officers' accumulated benefits under the Company’s defined benefit pension plans. For fiscal 2011 and fiscal 2012, amounts shown in part reflect higher values associated with a decrease in the applicable discount rate in each year. For fiscal 2013, the applicable discount rate used to value pension plan liabilities was increased, which negatively affected the actuarial present values, resulting in a decrease in value for certain participants. Pursuant to applicable regulations, does not include the following negative amounts relating to the change in actuarial present value: Mr. Farr-($562,000); Mr. Dellaquila-($7,000); Mr. Peters-($159,000); and Mr. Ashmore-($25,000). In none of the fiscal years were changes made in the method of calculating plan benefits or additional benefits awarded.

(5)	Includes the following amounts for 2013:

Name	Perquisites(a)	Savings Plan(b)	Life Insurance(c)	Charitable Match(d)	Total(e)
D. N. Farr	$357,816	$79,948	$14,738	$10,000	$462,502
E. L. Monser	$153,848	$38,106	$23,726	$200	$215,880
F. J. Dellaquila	$38,510	$34,349	$14,379	$10,000	$97,238
C. A. Peters	$85,789	$35,234	$14,647	$5,000	$140,670
C. W. Ashmore(9)	$57,813	$31,849	$7,968	$10,000	$107,630
F. L. Steeves	$23,888	$33,354	$13,123	$—	$70,365

(a)
The perquisites provided are: tax and financial planning, leased Company car, club fees, annual physical, tickets for sporting or other events and costs related to personal security provided to each of the named executive officers under the Company’s security program. The Company’s security program and the Board of Directors require that the Chairman and Chief Executive Officer use Company aircraft for all business and personal air travel. For fiscal 2013, Mr. Farr reimbursed the Company for personal air travel at first class rates. The Company also provides limited personal use of Company aircraft outside of the security program requirements to the named executive officers, who reimburse the Company at first class rates. Amounts for personal use of Company aircraft represent the incremental cost to the Company, calculated based on the variable operating costs per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew, less any reimbursements. For Messrs. Farr, Monser and Peters, the incremental amounts of personal use of Company aircraft were $294,870, $112,147 and $55,016, respectively, which are included in the perquisites amounts above.

(b)	Contributions by the Company for the named executive officers to the Company’s savings plans.

(c)	Premiums paid by the Company on behalf of the named executive officers for term life insurance.

(d)	Matching contributions under the Company’s charitable matching gifts program which matches charitable gifts of up to $10,000 for all employees of the Company.

(e)	None of these amounts was grossed up for taxes.

(6)	This number is the arithmetic average of total compensation for the three years displayed in the table and prior year summary compensation tables.

(7)	Messrs. Farr and Peters do not receive any separate compensation for service as Directors.

(8)	Mr. Dellaquila became Chief Financial Officer in February 2010 and was promoted to Executive Vice President effective October 1, 2012.

(9)
Mr. Ashmore resigned from the Company on November 11, 2013. Under the letter agreement with Mr. Ashmore, he will continue to provide consulting services to the Company. Please see "Description of C. W. Ashmore Letter Agreement" at page 42 below for a description of the letter agreement, including Mr. Ashmore’s non-competition and non-solicitation obligations, the treatment of his equity awards, and his pension and other benefits.

(10)	Mr. Steeves became Executive Vice President in October 2011.

Grants of Plan-Based Awards
The following table provides information about equity awards granted to the named executive officers in fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold (#)	Target (#)(1)	Maximum (#)(1)
D. N. Farr	10/1/2012	N/A	475,000	546,250				21,556,450
E. L. Monser	10/1/2012	N/A	170,000	195,500				7,714,940
F. J. Dellaquila	10/1/2012	N/A	130,000	149,500				5,899,660
C. A. Peters	10/1/2012	N/A	130,000	149,500				5,899,660
	10/1/2012				15,000			722,625
C. W. Ashmore (4)	10/1/2012	N/A	130,000	149,500				5,899,660
	10/1/2012				10,000			481,750
F. L. Steeves	10/1/2012	N/A	115,000	132,250				5,218,930
 ___________________

(1)
Includes performance share awards granted in fiscal 2013 under the 2013 performance shares program (under our 2006 Incentive Shares Plan), which are subject to the achievement of the financial target for the performance period ending September 30, 2016. The target and maximum number of shares that can be earned under these awards are shown in these columns. Payout of the awarded performance share units are weighted 60% to the EPS target and 40% to the free cash flow target. Participants can earn up to 125% of the EPS component and 100% of the free cash flow component. Accordingly, on a weighted basis, participants can earn up to a maximum of 115% of the awarded performance share units, regardless of the extent to which actual Company performance exceeds the targets. Payout for a performance period is made as soon as practicable after the achievement of the performance target, provided that the Committee may establish additional vesting conditions for retention purposes. Earned performance shares are paid in stock, with a portion paid in cash to cover tax obligations of participants. Under the 2013 performance shares program, 60% of any earned performance share units will be paid at the end of the four-year performance period, and the remaining 40% will be paid one year later subject to continued service. See “Performance Shares Program” at page 24 above for additional information regarding the program and additional detail on performance shares.

(2)
Includes restricted stock granted in fiscal 2013 under the 2006 Incentive Shares Plan which cliff vests over 8 years for Mr. Peters and 10 years for Mr. Ashmore, respectively, from the date of grant. Please see “Restricted Stock Program” at page 26 above for additional information regarding restricted stock awards.

(3)
Includes the grant date fair value of awards of performance shares and/or restricted stock computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes. These amounts do not correspond to the actual value that will be realized by the named executive officers. For restricted stock, the aggregate amount that the Company would expense in its yearly financial statements over the vesting period is equal to the grant date fair value reported above. For performance awards, the grant date fair value included assumes the target award is earned. Amounts expensed for performance share awards in the Company's annual financial statements during the performance period reflect the grant date fair value of the award expensed over the performance period, adjusted to current value each year, which varies depending upon stock price and the probability that targets will be reached, and therefore will generally not be equal to the grant date fair value reported above. See Note 14 to the Company's fiscal year 2013 financial statements in the Company's Annual Report on Form 10-K for a discussion of the determination of these amounts.

(4)
Mr. Ashmore resigned from the Company on November 11, 2013.  Under his letter agreement and subject to compliance with the non-competition and non-solicitation provisions thereof, Mr. Ashmore will continue to vest in his restricted stock awards and he will be eligible to receive a 25% pro rata earned payout of the performance shares awarded to him under the Company's 2013 performance shares program, subject to the terms of the program and the Company’s achievement of the performance objectives under the program, which will be paid at the times provided for under the 2013 program. Please see "Description of C. W. Ashmore Letter Agreement” at page 42 below for a description of Mr. Ashmore’s letter agreement.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock options, performance shares and restricted stock by our named executive officers at the end of fiscal 2013. This table includes unexercised stock options, unvested restricted stock and performance shares with performance conditions or service requirements that have not been satisfied.

	Option Awards					Stock Awards
Name	Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Date of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
D. N. Farr	10/5/04	171,287		31.6275	10/5/2014	(3)	340,000(3)	21,998,000
	10/1/07	200,000		53.8350	10/1/2017	10/5/09	167,400(5)	10,830,780
	10/4/10	166,666(2)	83,334(2)	53.3100	10/4/2020	10/1/13			475,000	30,732,500

E. L. Monser	10/5/04	100,000		31.6275	10/5/2014	(3)	45,000(3)	2,911,500
	10/1/07	100,000		53.8350	10/1/2017	10/5/09	65,100(5)	4,211,970
	2/19/09	80,000		30.0250	2/19/2019
	10/4/10	86,666(2)	43,334(2)	53.3100	10/4/2020	10/1/13			170,000	10,999,000

F. J. Dellaquila	10/1/07	15,000		53.8350	10/1/2017	(3)	45,000(3)	2,911,500
	2/19/09	15,000		30.0250	2/19/2019	10/5/09	29,760(5)	1,925,472
	10/4/10	63,333(2)	31,667(2)	53.3100	10/4/2020	2/1/10	7,440(5)	481,368
						10/1/13			130,000	8,411,000

C. A. Peters	10/1/07	100,000		53.8350	10/1/2017	(3)	80,000(3)	5,176,000
	10/4/10	80,000(2)	40,000(2)	53.3100	10/4/2020	10/5/09	50,220(5)	3,249,234
						10/1/13			130,000	8,411,000

C. W. Ashmore	10/1/07	40,000		53.8350	10/1/2017	(3)	55,000(3)	3,558,500
(7)	2/19/09	70,000		30.0250	2/19/2019	10/5/09	37,200(5)	2,406,840
	10/4/10	66,666(2)	33,334(2)	53.3100	10/4/2020	10/1/13			130,000	8,411,000

F. L. Steeves	4/3/07	90,000		42.9100	4/3/2017	(3)	25,000(3)	1,617,500
	10/4/10	73,333(2)	36,667(2)	53.3100	10/4/2020	10/5/09	40,920(5)	2,647,524
						10/1/13			115,000	7,440,500

 ___________________

(1)	Consists of stock options granted under the Company’s stock option plans.

(2)	The options became exercisable in three equal annual installments beginning on October 4, 2011.

(3)	Consists of restricted stock for each of the named executive officers which vests as follows:

Name	Number of Shares	Vesting Term (in years)	Grant Date	Vesting Date
D. N. Farr	80,000	5	10/5/2009	10/5/2014
	80,000	5	10/4/2010	10/4/2015
	80,000	6	10/3/2011	10/3/2017
	100,000	10	10/7/2008	10/7/2018
E. L. Monser	20,000	8	11/7/2006	11/7/2014
	10,000	8	10/1/2007	10/1/2015
	10,000	7	10/7/2008	10/7/2015
	5,000	5	10/3/2011	10/3/2016
F. J. Dellaquila	15,000	5	10/3/2011	10/3/2016
	10,000	10	10/7/2008	10/7/2018
	20,000	10	10/5/2009	10/5/2019
C. A. Peters	40,000	10	10/4/2005	10/4/2015
	5,000	5	10/3/2011	10/3/2016
	20,000	10	10/7/2008	10/7/2018
	15,000	8	10/1/2012	10/1/2020
C. W. Ashmore (7)	15,000	5	10/4/2010	10/4/2015
	5,000	5	10/3/2011	10/3/2016
	25,000	10	5/6/2008	5/6/2018
	10,000	10	10/1/2012	10/1/2022
F. L. Steeves	5,000	5	10/3/2011	10/3/2016
	10,000	10	10/1/2007	10/1/2017
	10,000	8	10/4/2010	10/4/2018

(4)	Based on the closing market price of the Company’s common stock of $64.70 on September 30, 2013.

(5)
Consists of performance share awards granted in fiscal 2010 under the 2010 performance shares program (under our 2006 Incentive Shares Plan), which were subject to the achievement of the financial target for the performance period ending September 30, 2013. The percentage earned was 93%. Amounts shown represent the 40% portions of the earned awards which remain subject to forfeiture as participants must remain employed by the Company for an additional year. The other 60% of the earned awards were paid out in stock, with a portion paid in cash to cover tax obligations of participants, and are set forth in the Option Exercises and Stock Vested table. See “Performance Shares Program” at page 24 above for additional information regarding the program and additional detail on performance shares, including how the shares are earned.

(6)
Consists of performance share awards granted in fiscal 2013 under the 2013 performance shares program (under our 2006 Incentive Shares Plan), which are subject to the achievement of the financial target for the performance period ending September 30, 2016. The target number of shares that can be earned under these awards are shown in this column. Participants can earn up to 115% of the target. Payout for a performance period is made as soon as practicable after the achievement of the performance target, provided that the Committee may establish additional vesting conditions for retention purposes. Earned performance shares are paid to participants in stock, with a portion paid in cash to cover tax obligations of participants. Under the 2013 performance shares program, 60% of any earned performance share units will be paid at the end of the four-year performance period, and the remaining 40% will be paid one year later, subject to continued service. See “Performance Shares Program” at page 24 above for additional information regarding the program and additional detail on performance shares, including how the shares are earned.

(7)
Mr. Ashmore resigned from the Company on November 11, 2013. In accordance with the letter agreement and subject to compliance with the non-competition and non-solicitation provisions thereof, he will remain eligible to receive the earned 40% holdback portion of the performance shares awarded to him under the Company's 2010 performance shares program based on the Company's previously determined level of achievement of the performance objectives under the program, and subject to the terms of the program, which will be paid at the times provided for under the 2010 program. Mr. Ashmore will also be eligible to receive a 25% pro rata earned payout of the performance shares awarded to him under the Company's 2013 performance shares program, subject to the terms of the program and the Company’s achievement of the performance objectives under the program, which will be paid at the times provided for under the 2013 program. As permitted by the stock option plans, Mr. Ashmore’s outstanding, vested stock options will remain exercisable for three months after his resignation date. All unvested options have been canceled. As permitted under the Company’s Incentive Shares Plans, Mr. Ashmore’s restricted stock awards will continue to vest according to their terms.  See "Description of C. W. Ashmore Letter Agreement” at page 42 below for a description of Mr. Ashmore’s letter agreement.

Option Exercises and Stock Vested
The following table provides information for fiscal 2013 for our named executive officers on (1) stock option exercises during fiscal 2013, including the number of shares acquired on exercise and (2) the vesting of restricted stock, and, in each case, the values realized therefrom.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)
D. N. Farr	55,000	1,185,638	251,100(2)	16,748,370
			100,000(3)	4,817,500
E. L. Monser	—	—	97,650(2)	6,513,255
			20,000(3)	1,001,700
F. J. Dellaquila	10,000	263,775	55,800(2)	3,721,860
C. A. Peters	80,000	1,795,600	75,330(2)	5,024,511
C. W. Ashmore	20,000	441,200	55,800(2)	3,721,860
F. L. Steeves	53,334	1,068,232	61,380(2)	4,094,046
 __________________________________

(1)
Values for stock options represent the difference between the exercise price of the options and the market price of the Company’s common stock at exercise, based on the average of the high and low market prices on the day of exercise.

(2)
Numbers reflect the earning of performance shares granted under the 2010 performance shares program. The performance shares were subject to the achievement of financial targets for the four-year period ended September 30, 2013, and the percentage earned was 93%. The performance shares shown are the 60% portions of the awards earned and paid out in stock, with a portion paid in cash to cover tax obligations of participants, after the end of fiscal 2013. Amounts shown exclude the 40% portions of the earned 2010 performance share awards which remain subject to forfeiture, as participants must remain employed by or in service to the Company for an additional year, and which are set forth in the Outstanding Equity Awards at Fiscal Year End table.

(3)	Represents the vesting of 100,000 and 20,000 shares of restricted stock with ten year vesting terms.

(4)
Values realized for performance shares earned reflect the market value based on the average of the high and low market prices ($66.70) on November 5, 2013, the date the Compensation Committee determined that the performance targets for the performance period ended September 30, 2013 had been met. Values realized for restricted stock described in footnote (3) above reflect the market value based on the average of the high and low market prices on the date of vesting, which was October 1, 2012 for Mr. Farr and November 5, 2012 for Mr. Monser, respectively.

Pension Benefits
Below is information on the pension benefits for the named executive officers under each of the following pension plans.
Emerson Retirement Plan
The Emerson Electric Co. Retirement Plan is a tax-qualified retirement program that covered approximately 72,000 participants as of September 30, 2013. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that considers the highest consecutive five-year average of the executive’s annual cash earnings (final average earnings). Earnings for this plan include base salary plus bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($250,000 for fiscal 2013).

The formula provides an annual benefit accrual for each year of service of 1.0% of final average earnings up to “covered compensation” and 1.5% of final average earnings in excess of “covered compensation,” limited to 35 years of service. When the employee has attained 35 years of service, the annual accrual is 1.0% of final average earnings. “Covered compensation” is based on the average of Social Security taxable wage bases, and varies per individual based on Social Security retirement age. A small portion of the accrued benefits payable from the Emerson Retirement Plan for Messrs. Farr, Peters and Ashmore includes benefits determined under different but lesser pension formulas for periods of prior service at various Company business units.
The accumulated benefit that an employee earns over his or her career with the Company is payable upon retirement on the basis of an annuity on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age is defined for this plan as 65. Employees are eligible to retire early under the plan once they have attained age 55 and 10 years of service. As of September 30, 2013, Messrs. Farr, Monser, Dellaquila and Peters have met the eligibility requirements for early retirement under the Plan. In the event the employee retires before normal retirement age, the accrued benefit is reduced for the number of years prior to age 65 that the benefit commences (4% for each of the first 5 years that retirement precedes age 65, and 5% for each additional year). Employees vest in their accrued benefit after 5 years of service. The Plan provides for spousal joint and survivor annuity options. No employee contributions are required.
Benefits under the Emerson Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code (which in fiscal 2013 is $200,000 per year for a single life annuity payable at an IRS-prescribed retirement age). This ceiling may be actuarially adjusted in accordance with IRS rules for items such as other forms of distribution and different annuity starting dates.
Emerson Pension Restoration Plan
The Emerson Electric Co. Pension Restoration Plan is a non-qualified plan that is an unfunded obligation of the Company. Benefits are payable from the Company’s general operating funds. Participation in, and benefits payable from, the Plan are by award, subject to the approval of the Compensation Committee. At age 65 or later termination of employment, the Plan will provide a benefit based on the same final average earnings formula as described above for the Emerson Retirement Plan, for all years of service at Emerson, and without regard to the IRS-prescribed limitations on benefits and compensation as described in the Emerson Retirement Plan. The benefit payable from the Pension Restoration Plan is reduced by the benefit received from the Emerson Retirement Plan. Benefits payable from the Pension Restoration Plan are generally payable in the same annuity form as the benefits paid from the Emerson Retirement Plan. In the event a named executive officer leaves the Company before normal retirement age, the benefit payable to the executive is determined in the discretion of the Committee. No pension benefits were paid to any of the named executive officers during fiscal 2013.
The amounts reported in the table below equal the present value of the accumulated benefit at September 30, 2013 for the named executive officers under each plan based upon the assumptions described in footnote (2).
Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
D. N. Farr	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	33 33	$973,000 $15,020,000	— —
E. L. Monser	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	12 12	$460,000 $2,420,000	— —
F. J. Dellaquila	Emerson Electric Co. Retirement Plan	23	$603,000	—
C. A. Peters	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	37 37	$944,000 $4,669,000	— —
C. W. Ashmore	Emerson Electric Co. Retirement Plan	23	$447,000	—
F. L. Steeves	Emerson Electric Co. Retirement Plan	7	$222,000	—
______________

(1)
The number of years of service credited under the plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for the last completed fiscal year. Mr. Monser has 32 years of service with the Company, but only 12 years of credited service under our Retirement Plan as he previously participated in a subsidiary profit sharing plan.

(2)
The accumulated benefit is based on service and earnings (as described above) considered by the plans for the period through September 30, 2013. The present value has been calculated assuming the accumulated benefit as of September 30, 2013 commences at age 65 under the stated form of annuity. In addition, the present value of the Emerson Pension Restoration Plan benefit assumes that the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 10 to the Company’s fiscal year 2013 financial statements in the Company’s Annual Report on Form 10-K. Specifically, the interest assumption is 4.75% and the post-retirement mortality assumption is based on the RP 2000 Mortality Table projected to 2018.

Nonqualified Deferred Compensation
The Emerson Electric Co. Savings Investment Restoration Plan (“Savings Investment Restoration Plan”) is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Emerson Electric Co. Employee Savings Investment Plan, the Company’s qualified 401(k) plan (the “ESIP”), but could not be provided due to Internal Revenue Code (“IRC”) qualified plan compensation limits.
Participants in the Savings Investment Restoration Plan are designated by the Compensation Committee. Under the Plan, participants may elect to defer up to 20% of compensation and the Company will make matching contributions for participants who elect to defer at least 5% of compensation in an amount equal to 50% of the first 5% of those deferrals (but not to exceed 2.5% of compensation less the maximum matching amount the participant could have received under the ESIP). Compensation generally includes cash pay (base salary plus annual cash bonus) received by a participant, including employee ESIP contributions, and excludes any reimbursements, payments under incentive shares plans, stock option gains, any other stock-based awards and any severance payments. Amounts deferred under the plan (which are 100% vested) will be credited with returns based on the same investment alternatives selected by the participant under the ESIP, which include an Emerson common stock fund and 27 other mutual fund investment alternatives. The Company matching contributions vest 20% each year for the first 5 years of service, after which the participant is 100% vested. The matching contributions are credited to a book-entry account reflecting units equivalent to Emerson stock. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts and the Company matching contributions are accounted for on the Company’s financial statements and are unfunded obligations of the Company which are paid in cash when benefit payments commence.
Generally, distribution of vested account balances occurs no later than one year following termination of employment in a lump sum. Upon retirement, or in other certain instances, participants may elect to receive their account balances in up to ten equal annual installments. Unvested matching contributions shall be fully vested in the event of (i) retirement with the approval of the Compensation Committee on or after the age of 55, (ii) death or disability, (iii) termination of the plan, or (iv) a change of control of the Company. All or a portion of any participant’s vested account balance may be distributed earlier in the event of an unforeseeable emergency, if approved by the Compensation Committee. For amounts deferred or vested as of December 31, 2004, a participant may receive a distribution of after-tax deferrals upon 30 days notice.
Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
D. N. Farr	159,896	72,448	1,055,665	—	6,509,160
E. L. Monser	121,940	30,606	337,963	—	1,843,261
F. J. Dellaquila	141,469	26,849	191,306	—	2,458,829
C. A. Peters	70,469	27,734	450,134	—	2,304,070
C. W. Ashmore	131,469	24,349	251,200	—	1,347,482
F. L. Steeves	155,906	25,854	169,443	—	1,366,605
 __________________________

(1)
Includes amounts contributed by each named executive officer and by the Company, respectively, to the Savings Investment Restoration Plan. Executive and Company contributions in the last fiscal year have been included in the Salary and All Other Compensation columns, respectively, of the Summary Compensation Table.

(2)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(3)
Includes amounts reported as compensation for the named executive officers in the Summary Compensation Table for previous years. For fiscal 2013, the amounts referred to in footnote (1) above are included in the Summary Compensation Table as described. The following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table for fiscal 2012 and 2011, respectively (with the Company portion of the aggregate amount in parentheses): Mr. Farr-$266,322 ($83,874), $248,759 ($78,836); Mr. Monser-$156,151 ($31,641), $143,217 ($29,514); Mr. Dellaquila-$170,723 ($26,348), $126,058 ($21,062); Mr. Peters-$100,978 ($28,759), $93,578 ($27,109); Mr. Ashmore-$151,895 ($24,499), $134,086 ($21,898); and Mr. Steeves-$160,046 ($26,129), $107,526 ($24,734). For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

Potential Payments Upon Termination or Change of Control
As described in the Compensation Discussion and Analysis beginning on page 18, the named executive officers do not have any written or oral employment agreements with the Company and have no other agreements that contain severance or “golden parachute” provisions. As described below, the terms and conditions of Mr. Ashmore’s resignation are set forth in a letter agreement.
The information below generally describes payments or benefits under the Company’s compensation plans and arrangements that would be available to all participants in the plans, including the named executive officers, in the event of the participant’s termination of employment or of a Change of Control of the Company. Any such payments or benefits that a named executive officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company’s employees on similar terms are not described.
Conditions and Obligations Applicable to Receipt of Termination/Change of Control Payments
In the event of any termination or Change of Control, all executives participating in stock options, performance shares, restricted stock or the Pension Restoration Plan have the following obligations to the Company.
Stock Options. Named executive officers awarded stock options are obligated to maintain the confidentiality of Company information, to assign to the Company intellectual property rights, and, during and for one year after termination of employment, not to compete with, or solicit the employees of, the Company.
Performance Shares and Restricted Stock. Named executive officers awarded performance shares or restricted stock are obligated not to compete with, or solicit the employees of, the Company during and for two years after termination of employment.
Pension Restoration Plan. If any participating named executive officer is discharged for cause, enters into competition with the Company, interferes with the Company’s relations with a customer, or engages in any activity that would result in a decrease in or loss of sales by the Company, the named executive officer’s rights to benefits under this Plan will be forfeited, unless the Compensation Committee determines that the activity is not detrimental to the Company’s interests.
Additionally, upon retirement and involuntary termination, named executive officers generally execute letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.
Payments Made Upon Retirement
Upon retirement, the Company’s compensation plans and arrangements provide as follows:

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•
Upon retirement (as determined by the Committee), all unvested stock options held for at least 12 months before retirement would vest, and all unexercised options could be exercised for a period of up to five years after retirement, but no longer than the original option term;

•
Upon retirement after age 65, the named executive officer would receive a prorated payout of performance shares, as reasonably determined by the Compensation Committee, subject to satisfaction of pre-established performance conditions, to be paid after the end of the applicable performance period. Before age 65, the Compensation Committee has the discretion to determine whether the named executive officer would receive a prorated, other or no payout of performance shares, which payout would be made after the performance period, subject to the satisfaction of performance conditions;

•
The Compensation Committee has the discretion to determine whether to allow the named executive officer to continue to vest in restricted stock following retirement, or to reduce the vesting period (to not less than three years);

•
If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account if retirement occurs with the approval of the Compensation Committee on or after age 55; and

•
Under the Company’s Pension Restoration Plan, a named executive officer’s benefit commences after age 65 (or retirement, if later) and is paid in the form of an annuity on a monthly basis (no lump sum distributions).

Payments Made Upon Death or Disability
Upon death or total disability, the Company’s compensation plans and arrangements provide as follows:

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•
All unvested stock options would vest immediately, and all unexercised options could be exercised for a period of up to one year after death, but no longer than the original option term. Upon termination due to disability, the named executive officer generally would have up to one year, but no longer than the original option term, to exercise any previously vested options (no accelerated vesting). For stock options granted under the 2011 Stock Option Plan, upon termination due to disability, all unvested stock options would immediately vest and be exercisable for a period of up to one year, but no longer than the original term;

•
The Compensation Committee has the discretion to determine whether the named executive officer would receive full, partial or no payout of performance shares, subject to satisfaction of pre-established performance conditions;

•
Awards of restricted stock will be prorated for the period of service during the restriction period and distributed free of restriction at the end of the vesting period and the Compensation Committee has the discretion to determine whether to reduce the vesting period to not less than three years;

•	If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account;

•
Upon the death of a named executive officer participating in the Pension Restoration Plan, the surviving spouse would receive, in the form of an annuity payment on a monthly basis commencing at the named executive officer’s date of death, benefits equal to 50% of the actuarially equivalent accrued benefit. Upon termination due to disability, benefits would start when the named executive officer reaches age 65 (or termination, if later) and be paid in the form of an annuity on a monthly basis; and

•	Upon a named executive officer’s death, the beneficiaries would receive proceeds from term life insurance provided by the Company.
Payments Made Upon Other Termination
If the named executive officer’s employment terminates for a reason other than as described above (i.e., voluntary termination, termination for cause or involuntary termination), he or she would only receive:

•	Payment of the vested portion of the named executive officer’s Savings Investment Restoration Plan account, which payment would be made after termination, in a single lump sum.
Under the Company’s compensation plans and arrangements, the Compensation Committee may also, in its discretion, determine whether any of the additional payments or benefits described below would be paid to the named executive officer. However, this exercise of discretion is unlikely to result in the payment of any additional benefits in the case of voluntary quit or termination for cause.

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•
If termination occurs with Company consent, the Compensation Committee may permit the named executive officer to have up to three months after termination, but no longer than the original option term, to exercise any previously vested stock options;

•
The Compensation Committee has the discretion to determine whether the named executive officer would receive full, partial or no payout of performance shares, subject to satisfaction of pre-established performance conditions;

•
The Compensation Committee has the discretion to determine whether to allow the named executive officer to continue to vest in restricted stock following termination, or to reduce the vesting period (to not less than three years); and

•
Subject to the discretion of the Compensation Committee, a named executive officer participating in the Pension Restoration Plan would be eligible to receive his or her vested benefits starting after age 65 (or upon termination, if later), paid in the form of an annuity on a monthly basis.

The estimated amounts of the foregoing benefits, based on certain assumptions regarding the exercise of the Committee’s authority, are identified in the tables below.
Payments Made Upon Change of Control
Upon a Change of Control, the Company’s compensation plans and arrangements provide as follows:

•	Annual cash bonus awards are not paid upon a Change of Control;

•
All unvested stock options would become fully exercisable if either the options have not been appropriately assumed by the acquirer, or within two years after the Change of Control, the optionee is involuntarily terminated other than for cause, the optionee’s title, duties or responsibilities are adversely changed, or the optionee is required to relocate as a condition to continued employment;

•	Performance objectives of outstanding performance share awards would be deemed to be satisfied, with payout to be made immediately;

•	All restricted stock awards would vest immediately;

•
If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account, and the vested amount would be paid in a single lump sum; and

•	A named executive officer participating in the Pension Restoration Plan would become fully vested and plan benefits would be paid immediately in a lump sum.
“Change of Control” Definition and Payment Approach
“Change of Control” generally means: (i) the acquisition of beneficial ownership of 20% or more of the Company’s common stock, (ii) individuals who currently make up the Company’s Board of Directors (or who subsequently become Directors after being approved for election by at least a majority of current Directors) ceasing for any reason to make up at least a majority of the Board, or (iii) approval by the Company’s stockholders of (a) a reorganization, merger or consolidation which results in the ownership of 50% or more of the Company’s common stock by persons or entities that were not previously stockholders; (b) a liquidation or dissolution of the Company; or (c) the sale of substantially all of the Company’s assets. With respect to participants who have deferred payment of earned awards under the 2006 Incentive Shares Plan, the Change of Control must also meet the requirements of Internal Revenue Code Section 409A and any transaction referenced in (iii) must have actually occurred, rather than merely have been approved; and, provided further that, with respect to the Company’s Pension Restoration Plan and Savings Investment Restoration Plan, a Change of Control refers to a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

As described above, immediately upon a Change of Control, all outstanding performance shares will be paid out and restricted stock will vest. This is the so-called “single” trigger treatment for outstanding equity awards, which does not require an additional, or “double” trigger for receiving the benefit, such as termination or significant change in the named executive officers’ duties as a result of a Change of Control. The Company has believed that “single” trigger treatment is appropriate for performance shares and restricted stock for the following reasons:

•
It provides employees with the same opportunities as stockholders of the Company, who are free to sell their equity at the time of the Change of Control and to realize the value created at the time of the transaction.

•	It ensures that continuing employees are treated the same as terminated employees.

•	It is an effective retention device during Change of Control discussions, especially for more senior executives for whom equity represents a significant portion of their total pay.

•	It is particularly appropriate for performance based equity, given the potential difficulty of replicating or meeting the performance goals after the Change of Control.

Although our other equity compensation plans contain a “single” trigger, the 2011 Stock Option Plan, which was approved by stockholders at the 2011 annual meeting, contains a “double” trigger which provides that the options will be triggered if they are not appropriately assumed by an acquirer, but if they are so assumed, are only triggered if within two years of the change of control, the optionee is terminated other than for cause, his or her compensation, title, duties or responsibilities are substantially reduced or adversely affected, or he or she is required to relocate as a condition for continued employment.

Description of C. W. Ashmore Letter Agreement
On November 11, 2013, the Company and C. W. Ashmore entered into a letter agreement in connection with Mr. Ashmore’s resignation effective November 11, 2013.
Under the letter agreement, Mr. Ashmore agrees, among other things: (i) not to use or disclose any confidential information of the Company; (ii) not to compete with, or solicit to hire the employees of, the Company or any of its affiliates during a period of three years from his date of resignation; and (iii) to reaffirm his obligations under all existing non-compete, invention, non-disclosure and non-solicitation obligations he has to the Company. Mr. Ashmore also released the Company, its affiliates, and its and their respective directors, officers, employees and agents from any and all claims or liability of whatever nature, and remains subject to the Company’s clawback policy. Continued payment of the benefits set forth below is subject to Mr. Ashmore’s compliance with the foregoing obligations and the terms and conditions of the underlying plans.
Under the letter agreement, Mr. Ashmore will provide consulting services until the earlier of September 30, 2014 or the date on which he becomes employed elsewhere, for a monthly fee of $47,917. He will remain eligible to receive the earned payout of the performance shares awarded to him under the Company's 2010 performance shares program based on the Company's previously determined level of achievement of the performance objectives under the program, which will be paid at the times provided for under the 2010 Program. Mr. Ashmore will also be eligible to receive a 25% pro rata earned payout of the performance shares awarded to him under the Company's 2013 performance shares program, subject to the Company’s achievement of the performance objectives under the program, which will be paid at the times provided for under the 2013 Program. Mr. Ashmore's outstanding, vested options will remain exercisable for three months after his resignation date. All other options will be canceled. As permitted under the Company’s Incentive Shares Plans, Mr. Ashmore’s restricted stock awards will continue to vest according to their terms.
Mr. Ashmore will be eligible to receive monthly pension benefits earned under the Company’s qualified pension plan. Mr. Ashmore was awarded participation in the Company's non-qualified pension plan and will be eligible to receive monthly payments of approximately $24,000, depending on the form of annuity election taken, commencing only at age 65. He will also be eligible to receive distributions from the Company’s qualified and non-qualified retirement savings plans. During the consulting period, Mr. Ashmore also will be permitted to participate in the Company’s health care coverage and split dollar and universal life insurance policies, and will continue to receive his leased automobile, club dues, and tax planning services.
If Mr. Ashmore violates any of his obligations to the Company under the letter agreement, he will forfeit all payments to be made or benefits provided under the letter agreement, and will repay to the Company, as liquidated damages, one-half of the economic value of all benefits provided to him under the letter agreement prior to the date of breach. If Mr. Ashmore engages in competition with the Company or its affiliates at any time, he will forfeit any future payments or benefits due to him pursuant to the letter agreement.
Mr. Ashmore received his salary until resignation, his earned bonus for fiscal year 2013, and previously received payout of the 60% portion of his earned award under the 2010 performance shares program.
Quantification of Payments and Benefits
The following tables quantify the potential payments and benefits upon termination or a Change of Control of the Company for each of the named executive officers, assuming the named executive officer’s employment terminated on September 30, 2013, given the named executive officer’s compensation and service level as of that date and, if applicable, based on the Company’s closing stock price of $64.70 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or Change of Control, including, but not limited to, the date of any such event, the Company’s stock price and the named executive officer’s age, any actual amounts paid or distributed may be different. Please see "Description of C. W. Ashmore Letter Agreement” above for a description of Mr. Ashmore’s letter agreement. None of the payments set forth below would be grossed-up for taxes.

D. N. Farr
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	949,174(4)	949,174(4)	—	—	—	949,174(4)
Performance Shares	10,830,780(5)(6)	10,830,780(5)(6)	10,830,780(5)(6)	—(2)(5)	10,830,780(5)(6)	42,378,500(7)
Restricted Stock	—(8)	12,206,733(9)	12,206,733(9)	—(8)	—(8)	21,998,000(10)
Pension Restoration Plan	—	—	—	—	—	—(11)
Life Insurance Benefits	—	200,000(12)	—	—	—	—

E. L. Monser
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	493,574(4)	493,574(4)	—	—	—	493,574(4)
Performance Shares	4,211,970(5)(6)	4,211,970(5)(6)	4,211,970(5)(6)	—(2)(5)	4,211,970(5)(6)	15,528,000(7)
Restricted Stock	—(8)	2,209,043(9)	2,209,043(9)	—(8)	—(8)	2,911,500(10)
Pension Restoration Plan	—	—	—	—	—	—(11)
Life Insurance Benefits	—	200,000(12)	—	—	—	—

F. J. Dellaquila
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	360,687(5)(6)	360,687(5)(6)	—	—	—	360,687(5)(6)
Performance Shares	2,406,840(5)(6)	2,406,840(5)(6)	2,406,840(5)(6)	—(2)(5)	2,406,840(5)(6)	10,999,000(7)
Restricted Stock	—(8)	1,229,300(9)	1,229,300(9)	—(8)	—(8)	2,911,500(10)
Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A
Life Insurance Benefits	—	200,000(12)	—	—	—	—

C. A. Peters
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	455,600(4)	455,600(4)	—	—	—	455,600(4)
Performance Shares	3,249,234(5)(6)	3,249,234(5)(6)	3,249,234(5)(6)	—(2)(5)	3,249,234(5)(6)	11,904,800(7)
Restricted Stock	—(8)	2,968,113(9)	2,968,113(9)	—(8)	—(8)	5,176,000(10)
Pension Restoration Plan	—	—	—	—	—	—(11)
Life Insurance Benefits	—	200,000(12)	—	—	—	—

C. W. Ashmore (13)
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	379,674(4)	379,674(4)	—	—	—	379,674(4)
Performance Shares	2,406,840(5)(6)	2,406,840(5)(6)	2,406,840(5)(6)	—(2)(5)	2,406,840(5)(6)	10,999,000(7)
Restricted Stock	—(8)	1,585,150(9)	1,585,150(9)	—(8)	—(8)	3,558,500(10)
Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A
Life Insurance Benefits	—	150,000(12)	—	—	—	—

F. L. Steeves
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	417,637(4)	417,637(4)	—	—	—	417,637(4)
Performance Shares	2,647,524(5)(6)	2,647,524(5)(6)	2,647,524(5)(6)	—(2)(5)	2,647,524(5)(6)	10,287,300(7)
Restricted Stock	—(8)	760,225(9)	760,225(9)	—(8)	—(8)	1,617,500(10)
Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A
Life Insurance Benefits	—	—	—	—	—	—
__________________________

(1)
The Committee has discretion as to whether to pay or not pay a bonus, subject to satisfaction of performance conditions. For illustrative purposes only, the bonuses paid for fiscal year 2013 were: Mr. Farr-$2,000,000; Mr. Monser-$900,000; Mr. Dellaquila-$850,000; Mr. Peters-$840,000; Mr. Ashmore-$700,000; and Mr. Steeves-$730,000.

(2)
The Committee has discretion as to whether to pay or not pay a bonus, subject to satisfaction of performance conditions. This column assumes the Committee would not pay a bonus or make a performance shares payout.

(3)	There would be no additional acceleration or special treatment for annual cash incentive opportunities for the fiscal year in which the Change of Control occurs.

(4)
Represents market value of $64.70 per share minus exercise price for all unvested options (but not less than zero). The number of unvested options for each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table at page 34 above. These options were issued prior to the 2011 Stock Option Plan and would have vested immediately upon a Change of Control. Such options vested on October 4, 2013.

(5)	The Committee has discretion to provide a prorated, other or no payout, subject to the achievement of performance conditions.

(6)
For illustrative purposes only, assumes Committee exercises its discretion to allow the immediate vesting of the earned 40% portion of the awards granted in 2010, which are subject to forfeiture for one additional year, but assumes the Committee does not allow any payout for the performance share awards granted in 2013. See Outstanding Equity Awards at Fiscal Year-End table at page 34 above.

(7)	The amount shown includes the full 40% portion of the 2010 awards not yet vested, as if the target had been achieved at 100%, and the entire amount of 2013 awards at target level.

(8)
The Committee has discretion to provide for continued vesting of unvested restricted stock or to reduce the vesting period to not less than three years. Assumes Committee would exercise its discretion to not allow any further vesting.

(9)
Represents a prorated amount of the value of all unvested shares of restricted stock, based on number of years elapsed and rounding up to whole years. See Outstanding Equity Awards at Fiscal Year-End table at page 34 above.

(10)	The amount shown includes the value of all unvested shares of restricted stock. See Outstanding Equity Awards at Fiscal Year-End table at page 34 above.

(11)
Amounts shown include any difference between the discounted present value of benefits in such event compared to amounts shown in the Pension Benefits table. Upon a Change of Control, the amounts shown also include the discounted present value of any unvested amounts under the Pension Restoration Plan.

(12)	Represents face amount of policies paid for by the Company which are not generally available to all employees.

(13)
The table for Mr. Ashmore was prepared as of September 30, 2013 using the same assumptions as the other executive officers. Please see "Description of C. W. Ashmore Letter Agreement” above for a description of Mr. Ashmore’s subsequent letter agreement and the impact on his compensation arrangements.

IV. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its Charter, the Audit Committee has selected KPMG LLP, independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal 2014. KPMG LLP served as the Company’s independent registered public accounting firm for fiscal 2013. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.
The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the Company’s and the stockholders’ best interests.
The Audit Committee has approved in advance all services provided by KPMG LLP. A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.
Board and Audit Committee Recommendation. THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

V. STOCKHOLDER PROPOSAL ON SUSTAINABILITY REPORTING
Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:

SUSTAINABILITY REPORTING
RESOLVED
Shareholders request that Emerson Electric issue a sustainability report describing the company's environmental, social and governance (ESG) performance, including greenhouse gas (GHG) reduction targets and goals. The report should be available on the company website by September 1, 2014, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT
We believe tracking and reporting on ESG business practices makes a company more responsive to a global business environment which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

Signatories to the Principles for Responsible Investment (PRI) represent over 1100 investors and asset owners who collectively hold over $34 trillion of assets under management. They seek the integration of ESG factors in investment decision making and require information on ESG policies and performance to analyze fully the risks and opportunities associated with existing and potential investments. Major firms such as BlackRock, State Street, Goldman Sachs and T. Rowe Price are PRI signatories.

Carbon Disclosure Project (CDP), representing 722 institutional investors globally with $87 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. Over two thirds of the S&P 500 now report to CDP. Climate change is one of the most financially significant environmental issues, yet Emerson Electric's (Emerson) low CDP disclosure score of 9/100 (a 62% decrease from last year) reflects its lack of GHG emissions abatement targets and goals.
Corporate reporting on sustainability is on the rise globally. In 2011, there was a 46% increase in the number of organizations worldwide using the Global Reporting Initiative's (GRI) Guidelines (G3) for their ESG reporting. (http://www.ga-institute.com/) Over 80% of Fortune 250 companies produce sustainability reports. (http://www.kpmg.com)
In contrast, Emerson does not report on its sustainability efforts or GHG management plans. Although Emerson describes its general commitment to corporate citizenship on its website, investors increasingly look for more detailed ESG performance metrics. Data on occupational safety and health, vendor and labor standards, waste and water reduction targets and product-related environmental impacts are important business considerations. Not managing these properly could pose significant regulatory, legal, reputational and financial risks. General Electric, a main competitor, publishes a comprehensive sustainability report annually.
While Emerson delivers products that reduce energy use, information on how Emerson meets goals to manage and reduce its own environmental impact is currently not disclosed.
Last year 37% of shares (excluding abstentions) voted in favor of this resolution, a substantial level of support that management should not ignore.
We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance using the GRI guidelines as a reference. The GRI Guidelines are a globally accepted “gold standard” reporting framework that enables companies to expand reporting over time.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.
Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
Emerson has a long, dedicated history of good corporate citizenship and social responsibility – environmental, social, charitable, and otherwise – and corporate transparency. As stated in last year's proxy statement, and as detailed below, we believe that preparing a “sustainability report” is not a prudent use of our human and financial resources, nor are such expenditures in the best interest of our stockholders.
A similar proposal was presented to Emerson stockholders at each of Emerson's last three annual meetings and was defeated each time, receiving approximately 30% of all votes cast on the proposal at each meeting.
The Board recognizes the importance, as both an ethical and business responsibility, of addressing the environmental and social impact of Emerson's business. The “Corporate Citizenship” section of our website at www.Emerson.com provides information about the following subjects:

•	Our business and personal standards of ethics;

•	Commitment to people, equal opportunity and fairness, open communication and leadership development as a cornerstone of our business process;

•	Efforts to create and sustain healthy and safe work environments in our facilities, for our customers and in the communities in which we operate, reflecting our respect for our employees and others;

•
Environmental stewardship activities, including 1) our commitment to provide products and services that improve energy efficiencies and reduce potential harm to the environment, and 2) efforts to operate our facilities and design our products in a manner that protects the environment, meets or exceeds government requirements, and continually reduces energy consumption and waste;

•	Efforts to develop and manage a responsible global supply chain, including our Supplier Code of Conduct;

•
Our contributions to the community, such as charitable contributions and support to local educational programs throughout the world, and our efforts to support growth, opportunity and rising standards of living in the developing world.

The current version of the Sustainability Reporting Guidelines (the “Guidelines”), published by the Global Reporting Initiative in May 2013, is over 325 pages in length (360 pages through appendices). A report prepared in accordance with the Guidelines would require extensive and detailed scientific and technical analyses, requiring substantial and unreasonable amounts of funds and personnel time, and most likely the employment of consultants with specialized expertise, diverting these valuable resources from where they are most needed at the present time. That is over and above the resources that we are already required to expend addressing this shareholder proposal year after year.

The Board of Directors of the Company believes that the Company's proxy statement, other public filings, news releases and our website already provide a comprehensive, wide-ranging and transparent report on our environmental, social, charitable and governance business practices. The report will provide no meaningful additional safety, health, environmental and social benefits beyond our current policies, practices and initiatives; and no meaningful additional benefit to our stockholders, employees or the communities in which we operate. We believe our time, efforts and finances would be better used in the continuation of our current policies and initiatives.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON SUSTAINABILITY REPORTING.

VI. STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS REPORTING
Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:
Resolved, that the shareholders of Emerson Electric (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company's:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a. The identity of the recipient as well as the amount paid to each; and
b. The title(s) of the person(s) in the Company responsible decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company's website.
Payments used for lobbying are not encompassed by this proposal.
Supporting Statement
long-term shareholders of Emerson Electric support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is in the best interest of the company and its shareholders, while gaps in transparency and accountability may expose the company to risks that could threaten long-term shareholder value. The Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”
Emerson Electric contributed at least $1.2 million in corporate funds since the 2002 election cycle. (CQ: and National Institute on Money in State Politics). However, our Company ranked near the bottom of the 2012 CPA Zicklin Index of Corporate Political Accountability and Disclosure, which rated the top 200 of the S&P 500 companies, scoring just seven out of 100 points.
Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations or any “social welfare organizations”- organized under the 501(c)4 section of the

IRS codes- used for political activities are undisclosed and unknown. At many companies, management does not know how third-party groups use corporate money politically. This proposal asks the Company to disclose all of its political expenditures, including payments to trade associations and other tax-exempt organizations. This governance reform would bring our Company in line with a growing number of leading companies, including Exelon, Microsoft, and Qualcomm that support political disclosure and accountability and present this information on their websites. Emerson Electric also lags far behind peers like General Electric, General Dynamics, Honeywell, and United Technologies.
The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.

Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
Our Board of Directors has considered the proposal and believes that adopting it is unnecessary and would not be in the best interests of Emerson or its stockholders.
The Company's operations are significantly affected by the actions of elected officials at the local, state and national levels. Political contributions, where permitted and appropriate, allow the Company to support candidates for office who understand our business and to advocate for candidates and policies that encourage economic growth. Although the amounts involved are small, it is sometimes in the Company's bests interests for Emerson to participate.
Our Corporate Governance and Nominating Committee oversees all political spending by the Company and its political action committees, establishes an annual limit on Company political contributions, and receives an annual report of all political spending by the Company and its political action committees. The Company's limited political contributions are subject to significant approval and compliance procedures. These procedures ensure that contributions are only made when determined to be in the best interests of the Company and where management has determined that they will be an effective use of Company resources. For example, in accordance with federal law, political contributions to candidates and parties at the federal level are made by our political action committee (“PAC”). Direct giving by the Company is prohibited. Any political contributions by our PAC are approved by the board of directors of the PAC, and are monitored by the Company's government affairs department in Washington, D.C. Moreover, political contributions are subject to extensive legal rules and regulations. Where corporate funds are used for making political contributions, it is only done so in accordance with applicable law.
There is already substantial disclosure regarding the Company's political contributions. The Company discloses its political contributions in strict accordance with applicable laws and regulations. We fully disclose all of our federal and Missouri PAC activities in reports regularly filed with the Federal Election Commission and the Missouri Ethics Commission, respectively. These reports include the names of candidates and amounts given, and the FEC reports are publicly available at www.fec.gov. Additional disclosure and procedures would require additional time and expense and are duplicative and unnecessary.
We participate in industry trade organizations to enhance our industry's public image, best practices and standards, and products and technologies. While we generally support the goals of these organizations, many of these trade organizations also engage in legislative activity, and we do not necessarily support all of the political goals or other activities of the trade groups or other organizations we make contributions to. These organizations operate independently of their members. As a result, disclosure of general contributions to such organizations would not provide our stockholders with greater understanding of our strategies or philosophies and, in fact, may be misleading. Furthermore, support for these organizations is often determined at the business unit level, rather than directed at the corporate level, and therefore compiling information regarding every trade organization to which any Emerson business unit may have made a payment would be unreasonably burdensome and an inefficient use of Company resources.
Moreover, in a charged political atmosphere, some interest groups may attempt to use political contributions, or perceived (or even misleading) ties to candidates, groups or issues, to put pressure on Emerson with respect to political contributions or other matters that are not in the Company's best interests. Similarly, more extensive disclosure than that required of other companies works to our competitive disadvantage. Thus, over dramatizing our limited political activity, or perceived support for political causes, especially where such disclosure may be misleading or subject to misuse, is not in the best interests of Emerson or its stockholders.

The Company's Board of Directors believes that the Company's current approval and compliance procedures are sufficient to ensure accountability. We also believe that a high level of disclosure is already publicly available, and is sufficient to inform stockholders. We do not support the adoption of duplicative and costly new reporting requirements, applicable only to Emerson. Moreover, such reporting would likely further burden our participation in the political process, and could work to our competitive disadvantage.
FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS REPORTING.

VII. STOCKHOLDER PROPOSAL ON LOBBYING REPORTING

Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:

Whereas,
Investors rely on information provided by Emerson Electric (Emerson) to evaluate goals and objectives, therefore, have a strong interest in full disclosure of the company's lobbying to assess whether this activity is consistent with its expressed goals, is in the best interests of shareholders, and supports long-term value.
Resolved, Emerson shareholders request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Emerson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Emerson's membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Emerson is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.
The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on Emerson's website.
Supporting Statement Investors are increasingly concerned about how companies are lobbying at the federal, state and local levels, including indirect lobbying through trade associations and involvement with tax-exempt organizations. Absent full transparency and a system of accountability, company assets could be used for policy objectives contrary to Emerson's long-term interests.
For example, Emerson contributes to the tax-exempt American Legislative Exchange Council (ALEC) which has come under scrutiny due to the controversial model legislation it provides and promotes. Most recently, ALEC has launched a “high priority campaign” to repeal renewable energy standards in eight states. Because of Emerson's product lines, we believe ALEC's policy positions are misaligned with Emerson's, exposing the company to reputational risk and making transparency imperative.
Emerson spent approximately $2.1 million in 2011 and 2012 on direct federal lobbying activities, according to disclosure reports. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure. Furthermore, Emerson does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.

Board Recommendation. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
Our Board of Directors believes that adopting the proposal is unnecessary and would not be in the best interests of Emerson or its stockholders.
Participation in the federal, state, and local legislative and regulatory process is essential to our business. Emerson is subject to regulation at all levels of government, and we seek to be an effective participant in the public policy decision-making process by voicing our positions on critical issues facing our business to any elected representatives or government agencies who may pass legislation or enact regulations that could affect our success. Although the amounts spent on lobbying efforts are small, it is in the Company's best interests to participate.
The Company's limited lobbying efforts are subject to a significant internal governance framework. Our Corporate Governance and Nominating Committee oversees all lobbying expenditures, and receives an annual report of all Company lobbying expenditures. The Company undertakes a regular internal review and approval process for lobbying expenditures to ensure expenditures are in the best interests of our business and our stockholders. Additionally, Emerson has formalized its expectations of all employees in the Emerson Business Ethics Program, a copy of which is available on Emerson's website. The Business Ethics Program is a set of policies and practices that defines standards for every Emerson employee in his or her business practices. Emerson's Business Ethics Program details the Company's and each employee's obligation to conduct lobbying, and all other business efforts, in a legal and ethical manner. Emerson's leaders regularly communicate the roles and responsibilities of all employees on the full scope of ethics-related issues, including compliance with the laws, rules and regulations, and accepted practices of each country in which we do business.
There is already substantial disclosure of the Company's lobbying activities. These activities are subject to comprehensive regulation at both the federal and state levels. We are in full compliance with all laws governing lobbying activities, including the Lobbying Disclosure Act and Honest Leadership and Open Government Act, which require reporting on lobbying activities and certification of compliance with Congressional gift rules. We file quarterly reports with the federal government that disclose our lobbying expenditures, including amounts spent, and detail our lobbying activities, the entities we lobbied, and the subject matters upon which we lobbied. These reports are publicly available at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm and http://lobbyingdisclosure.house.gov/. State lobbying activities are also subject to extensive registration and disclosure requirements, and such reports are also publicly available through the applicable state authorities. Additional disclosure and procedures would require additional time and expense and are duplicative and unnecessary.
Like many companies, we participate in industry trade organizations and pay dues or make contributions which are not necessarily related to lobbying efforts. While we generally support the goals of these organizations, we do not necessarily support all of their lobbying efforts or political goals. These organizations operate independently of their members. As a result, attempts to over emphasize our connection to trade organizations would not provide our stockholders with greater understanding of our strategies or philosophies and, in fact, may be misleading. Furthermore, support for these organizations is often determined at the business unit level, rather than directed at the corporate level, and therefore compiling information regarding every trade organization to which any Emerson business unit may have made a payment would be unreasonably burdensome and an inefficient use of Company resources.
We believe that additional disclosure, beyond what is currently mandated, could put us at a competitive disadvantage by revealing our long-term business strategies and objectives. Competitors, unions, and other parties with adverse interests also engage in the political process to further their own priorities. Therefore, imposing more stringent disclosure and reporting requirements on us could benefit those parties to the detriment of Emerson and our stockholders. Similarly, we believe that some interest groups may attempt to use perceived and even misleading ties to lobbying efforts by others to chill Emerson's involvement with these groups or Emerson's own lobbying efforts in a way that is not in the Company's or our stockholders' best interests.
We believe the Company's current approval and compliance procedures are sufficient to ensure accountability. Also, we believe that a high level of disclosure is already publicly available, and is sufficient to inform stockholders. The Board of

Directors of the Company does not generally support the adoption of duplicative and costly new disclosures. Such disclosure requires additional time and expense, further burdens our participation in the political process, and could work to our competitive disadvantage.
FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON LOBBYING REPORTING.

VIII. VOTING
Shares may be represented by proxy at the meeting by completing and returning the proxy card or voting by telephone or by Internet. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2014 Annual Meeting is required to elect Directors, to approve the Company’s executive compensation, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014, to approve the stockholder proposals and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked or voted “withhold authority” with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted “abstain” on the proposal to approve the Company’s executive compensation, on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014, or on the stockholder proposals, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to approve the Company’s executive compensation, against the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014, against the stockholder proposals and against such other matters, respectively.
If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Please note that previously, brokers were allowed to vote uninstructed shares in uncontested director elections or with regard to certain executive compensation matters. However, brokers now can no longer vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

IX. STOCKHOLDERS’ PROPOSALS
Proposals of stockholders intended to be presented at the 2015 Annual Meeting scheduled to be held on February 3, 2015, must be received by the Company by August 15, 2014 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. In order for a stockholder to nominate a candidate for Director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 6 and November 5, 2014 for the 2015 Annual Meeting (but if the Company gives less than 100 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above in this paragraph for notice of nomination of a candidate for Director. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.
In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance, Bylaws.

X. MISCELLANEOUS

Householding of Proxies
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
You may request to receive promptly at any time a separate copy of our annual report or proxy statement, by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197 or by visiting our website.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197.

Additional Filings
The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed as follows: www.Emerson.com, Investor Relations, SEC filings. Information on our website does not constitute part of this proxy statement.

APPENDIX A

EMERSON DIRECTOR INDEPENDENCE STANDARDS
In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with Emerson Electric Co. (“Emerson”). The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any Director who meets the following standards will be deemed independent by the Board:
1. The Director was not employed by Emerson, and no immediate family member of the Director was employed by Emerson as an executive officer, within the preceding three years;
2. The Director is not a partner or employee of Emerson’s independent auditor, and no immediate family member of the Director is a partner of Emerson’s independent auditor, or is employed by such auditor and personally works on Emerson’s audit, and neither the Director nor any immediate family member has been within the preceding three years a partner of or employed by Emerson’s independent auditor and has personally worked on Emerson’s audit within that time;
3. Neither the Director nor any immediate family member of the Director was employed as an executive officer by any company at the same time any Emerson executive officer served as a member of such company’s compensation committee within the preceding three years;
4. Neither the Director, nor any member of the Director’s immediate family received in any twelve-month period during any of Emerson’s last three fiscal years direct compensation in excess of $120,000 from Emerson other than regular director compensation, pension and other deferred payments that are not in any way contingent on continued service to Emerson, and compensation received by an immediate family member for service as a non-executive officer of Emerson;
5. If the Director is an employee of, or if any immediate family member is an executive officer of, another organization that does business with Emerson, the annual sales to, or purchases from, Emerson by such company in each of the last three fiscal years were less than the greater of two percent of the annual revenues of such company or $1,000,000;
6. If the Director is an executive officer of another organization which is indebted to Emerson, or to which Emerson is indebted, the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company the Director serves as an executive officer;
7. If the Director is, or is a director, executive officer or greater than 10% owner of an entity that is, a paid advisor, paid consultant or paid provider of professional services to Emerson, any member of Emerson’s senior management or any immediate family member of a member of Emerson’s senior management, the amount of such payments is less than the greater of 2% of such entity’s annual revenues or $1,000,000 during Emerson’s current fiscal year;
8. If the Director is a partner, principal or counsel in a law firm that provides professional services to Emerson, the amount of payments for such services is less than the greater of 2% of such law firm’s annual revenues or $1,000,000 during Emerson’s current fiscal year;
9. If the Director serves as an officer, director or trustee of a charitable organization to which Emerson makes contributions: (i) Emerson’s discretionary contributions to such organization are less than the greater of two percent of such organization’s total annual charitable receipts or $1 million; (ii) Emerson’s contributions are normal matching charitable gifts and similar programs available to all employees and independent directors; or (iii) the charitable donation goes through the normal corporate charitable donation approval processes, and is not made “on behalf of” a Director;
10. The Director’s ownership of Emerson stock, direct or indirect, is less than 1% of the total outstanding Emerson stock;
11. If the Director is affiliated with, or provides services to, an entity in which Emerson has an ownership interest, such ownership interest is less than 20%; and
12. Any other relationship between the Director and Emerson not covered by the standards set forth above is an arrangement that is usually and customarily offered to customers of Emerson.
If any relationship exists between Emerson and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.

A- 1

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. IF YOU VOTE BY INTERNET OR PHONE, YOU DO NOT NEED TO RETURN THIS PROXY CARD.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Emerson Electric Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual Meeting of Stockholders for your vote to be counted.
SPECIAL VOTING DEADLINE NOTICE TO PARTICIPANTS IN EMERSON ELECTRIC CO. BENEFIT PLANS
If you own shares of Emerson Electric Co. common stock through any benefit plan of Emerson or any of its subsidiaries, the shares represented by your proxy card include those shares. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions by 11:59 P.M. Eastern Time on January 30, 2014. If the trustees do not receive your properly completed instructions by that date, the trustees will vote the shares in the same proportion as the votes that the trustees receive from other plan participants, unless otherwise required by law.

EMERSON ELECTRIC CO. 8000 WEST FLORISSANT AVENUE P.O. BOX 4100 ST. LOUIS, MO 63136-8506

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY

EMERSON ELECTRIC CO.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4, 5 AND 6.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING:		For	Against	Abstain

1.	ELECTION OF DIRECTORS FOR TERMS ENDING IN 2017 Nominees: 01) D. N. Farr 03) C. A. Peters 02) H. Green 04) J. W. Prueher				4.	Approval of the stockholder proposal requesting issuance of a sustainability report as described in the proxy statement.	☐	☐	☐

	ELECTION OF DIRECTOR FOR TERM ENDING IN 2015 Nominee: 05) A. A. Busch III 06) J. S. Turley				5.	Approval of the stockholder proposal requesting issuance of a political contributions report as described in the proxy statement.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:		For	Against	Abstain	6.	Approval of the stockholder proposal requesting issuance of a lobbying report as described in the proxy statement.	☐	☐	☐
2.	Approval, by non-binding advisory vote, of Emerson Electric Co. executive compensation.	☐	☐	☐
3.	Ratification of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐	The undersigned hereby acknowledges receipt of Notice of Annual Meeting and accompanying Proxy Statement.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

MATERIALS ELECTION
SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

					Please indicate if you plan to attend this meeting.			☐	☐
								Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, February 4, 2014
10:00 A.M., Central Standard Time
Emerson Electric Co. Headquarters
8000 West Florissant Avenue
St. Louis, MO 63136

PLEASE PRESENT THIS
NON-TRANSFERABLE TICKET
AT THE REGISTRATION DESK
UPON ARRIVAL
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Ž FOLD AND DETACH HERE Ž	M50773-P30405

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, does hereby appoint D. N. FARR, F. L. STEEVES, and J. G. SHIVELY, or any of them, with full powers of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 4, 2014, commencing at 10:00 A.M., Central Standard Time, at the Headquarters of the Company, 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company which the undersigned is entitled to vote as specified and in their discretion on such other business as may properly come before the meeting. The matters stated on the reverse side were proposed by the Company, except as indicated.

THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, 5 AND 6.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side)